EXHIBIT 99.3

PART II
ITEM 8 — Financial Statements and Supplementary Data
(Amounts in thousands, except par value and per share data)

A.M. Castle & Co. Consolidated Statements of Operations and Comprehensive Loss
	Year Ended December 31,
	2015	2014 As Adjusted (Note 1)	2013 As Adjusted (Note 1)
Net sales	$637,937	$841,672	$918,298
Costs and expenses:
Cost of materials (exclusive of depreciation and amortization)	581,210	652,427	692,173
Warehouse, processing and delivery expense	100,904	126,696	126,201
Sales, general and administrative expense	77,851	94,162	95,210
Restructuring expense (income)	9,008	(2,960)	9,003
Depreciation and amortization expense	23,318	24,380	24,579
Impairment of intangible assets	33,742	—	—
Impairment of goodwill	—	56,160	—
Total costs and expenses	826,033	950,865	947,166
Operating loss	(188,096)	(109,193)	(28,868)
Interest expense, net	40,523	39,836	40,361
Loss on extinguishment of debt	—	—	2,606
Other expense, net	6,306	4,323	1,924
Loss from continuing operations before income taxes and equity in earnings (losses) of joint venture	(234,925)	(153,352)	(73,759)
Income tax benefit	(23,570)	(22,943)	(24,898)
Loss from continuing operations before equity in earnings (losses) of joint venture	(211,355)	(130,409)	(48,861)
Equity in earnings (losses) of joint venture	(1,426)	7,691	6,987
Loss from continuing operations	(212,781)	(122,718)	(41,874)
Income from discontinued operations, net of income taxes	3,016	3,330	2,341
Net loss	(209,765)	(119,388)	(39,533)

Basic earnings (loss) per common share:
Continuing operations	$(9.04)	$(5.25)	$(1.80)
Discontinued operations	0.13	0.14	0.10
Net basic loss per common share	$(8.91)	$(5.11)	$(1.70)

Diluted earnings (loss) per common share:
Continuing operations	$(9.04)	$(5.25)	$(1.80)
Discontinued operations	0.13	0.14	0.10
Net diluted loss per common share	$(8.91)	$(5.11)	$(1.70)

Comprehensive loss:
Foreign currency translation adjustments	$(6,642)	$(5,377)	$(2,295)
Change in unrecognized pension and postretirement benefit costs, net of tax effect of $0, $8,449 and $2,953	9,937	(12,996)	4,623
Other comprehensive (loss) income	3,295	(18,373)	2,328
Net loss	(209,765)	(119,388)	(39,533)
Comprehensive loss	$(206,470)	$(137,761)	$(37,205)
The accompanying notes are an integral part of these statements.

EXHIBIT 99.3

A.M. Castle & Co. Consolidated Balance Sheets
	December 31,
	2015	2014 As adjusted (Note 1)
Assets
Current assets:
Cash and cash equivalents	$11,100	$8,454
Accounts receivable, less allowances of $2,380 and $2,471, respectively	73,191	111,709
Inventories	216,090	340,310
Prepaid expenses and other current assets	10,424	8,425
Income tax receivable	346	2,886
Current assets of discontinued operations	37,140	39,647
Total current assets	348,291	511,431
Investment in joint venture	35,690	37,443
Intangible assets, net	10,250	56,555
Prepaid pension cost	8,422	7,092
Deferred income taxes	378	685
Other non-current assets	6,109	4,807
Property, plant and equipment:
Land	2,519	4,116
Buildings	39,778	49,907
Machinery and equipment	153,955	160,794
Property, plant and equipment, at cost	196,252	214,817
Accumulated depreciation	(131,691)	(149,274)
Property, plant and equipment, net	64,561	65,543
Noncurrent assets of discontinued operations	19,805	20,265
Total assets	$493,506	$703,821
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$45,606	$60,727
Accrued payroll and employee benefits	11,246	9,332
Accrued and other current liabilities	16,832	16,805
Income tax payable	33	328
Current portion of long-term debt	7,012	737
Current liabilities of discontinued operations	11,158	9,588
Total current liabilities	91,887	97,517
Long-term debt, less current portion	310,614	302,524
Deferred income taxes	4,169	28,729
Build-to-suit liability	13,237	—
Other non-current liabilities	7,935	3,655
Pension and postretirement benefit obligations	18,676	18,747
Commitments and contingencies (Note 13)
Stockholders’ equity:
Preferred stock, $0.01 par value—9,988 shares authorized (including 400 Series B Junior Preferred $0.00 par value shares); no shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	—	—
Common stock, $0.01 par value—60,000 shares authorized and 23,888 shares issued and 23,794 outstanding at December 31, 2015 and 23,630 shares issued and 23,559 outstanding at December 31, 2014	238	236
Additional paid-in capital	226,844	225,953
(Accumulated deficit) retained earnings	(145,309)	64,456
Accumulated other comprehensive loss	(33,821)	(37,116)
Treasury stock, at cost—94 shares at December 31, 2015 and 71 shares at December 31, 2014	(964)	(880)
Total stockholders’ equity	46,988	252,649
Total liabilities and stockholders’ equity	$493,506	$703,821
The accompanying notes are an integral part of these statements.

EXHIBIT 99.3

A.M. Castle & Co. Consolidated Statements of Cash Flows
	Year Ended December 31,
	2015	2014 As Adjusted (Note 1)	2013 As Adjusted (Note 1)
Operating activities:
Net loss	$(209,765)	$(119,388)	$(39,533)
Less: Income from discontinued operations, net of income taxes	3,016	3,330	2,341
Loss from continuing operations	(212,781)	(122,718)	(41,874)
Adjustments to reconcile loss from continuing operations to net cash (used in) from operating activities of continuing operations:
Depreciation and amortization	23,318	24,380	24,579
Amortization of deferred loss (gain)	5	(261)	(1,214)
Amortization of deferred financing costs and debt discount	8,355	8,064	7,914
Impairment of intangible assets	33,742	—	—
Impairment of goodwill	—	56,160	—
Non-cash write-down of inventory	53,971	—	—
(Gain) loss on sale of property, plant & equipment	(21,568)	(5,603)	42
Unrealized (gains) losses on commodity hedges	(600)	(1,256)	358
Unrealized foreign currency transaction losses	5,385	3,540	—
Equity in losses (earnings) of joint venture	1,426	(7,691)	(6,987)
Dividends from joint venture	316	12,127	3,963
Pension curtailment	2,923	—	—
Pension settlement	3,915	—	—
Deferred income taxes	(25,789)	(21,077)	(28,870)
Share-based compensation expense	828	1,972	3,062
Excess tax benefits from share-based payment arrangements	—	(76)	(420)
Changes in assets and liabilities:
Accounts receivable	34,412	(4,706)	10,414
Inventories	64,019	(20,013)	95,978
Prepaid expenses and other current assets	(7,818)	(491)	2,339
Other non-current assets	(520)	1,686	1,470
Prepaid pension costs	2,675	387	3,953
Accounts payable	(7,072)	2,849	(220)
Accrued payroll and employee benefits	6,938	(230)	(1,892)
Income tax payable and receivable	2,083	(772)	4,388
Accrued and other current liabilities	845	(4,080)	(2,990)
Postretirement benefit obligations and other non-current liabilities	(1,762)	(1,002)	(3,098)
Net cash (used in) from operating activities of continuing operations	(32,754)	(78,811)	70,895
Net cash from operating activities of discontinued operations	10,621	3,734	3,490
Net cash (used in) from operating activities	(22,133)	(75,077)	74,385
Investing activities:
Capital expenditures	(7,171)	(11,184)	(10,181)
Proceeds from sale of property, plant and equipment	28,631	7,464	794
Net cash from (used in) investing activities of continuing operations	21,460	(3,720)	(9,387)
Net cash used in investing activities of discontinued operations	(1,079)	(1,167)	(1,423)
Net cash from (used in) investing activities	20,381	(4,887)	(10,810)
Financing activities:
Short-term debt repayments, net	—	—	(496)
Proceeds from long-term debt	967,035	462,404	115,300
Repayments of long-term debt	(960,962)	(403,811)	(170,345)
Payments of build-to-suit liability	(500)	—	—
Payment of debt issue costs	—	(627)	—
Exercise of stock options	—	158	1,216
Excess tax benefits from share-based payment arrangements	—	76	420
Net cash from (used in) financing activities	5,573	58,200	(53,905)
Effect of exchange rate changes on cash and cash equivalents	(1,175)	(611)	(448)

EXHIBIT 99.3

Consolidated Statements of Cash Flows Continued

Net change in cash and cash equivalents	2,646	(22,375)	9,222
Cash and cash equivalents—beginning of year	8,454	30,829	21,607
Cash and cash equivalents—end of year	$11,100	$8,454	$30,829
See Note 1 - Basis of Presentation and Significant Accounting Policies to the consolidated financial statements for supplemental cash flow disclosures.
The accompanying notes are an integral part of these statements.

EXHIBIT 99.3

A.M. Castle & Co. Consolidated Statements of Stockholders' Equity
	Common Shares	Treasury Shares	Preferred Stock	Common Stock	Treasury Stock	Additional Paid-in Capital	(Accumulated Deficit) Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance at January 1, 2013, as adjusted (Note 1)	23,211	(59)	$—	$232	$(679)	$219,619	$223,377	$(21,071)	$421,478
Net loss							(39,533)		(39,533)
Foreign currency translation								(2,295)	(2,295)
Change in unrecognized pension and postretirement benefit costs, net of tax effect of $2,953								4,623	4,623
Long-term incentive plan						2,877			2,877
Exercise of stock options and other	260	(3)		2	(88)	1,397			1,311
Balance at December 31, 2013, as adjusted (Note 1)	23,471	(62)	$—	$234	$(767)	$223,893	$183,844	$(18,743)	$388,461
Net loss							(119,388)		(119,388)
Foreign currency translation								(5,377)	(5,377)
Change in unrecognized pension and postretirement benefit costs, $8,449 tax effect								(12,996)	(12,996)
Long-term incentive plan						1,456			1,456
Exercise of stock options and other	159	(9)		2	(113)	604			493
Balance at December 31, 2014, as adjusted (Note 1)	23,630	(71)	$—	$236	$(880)	$225,953	$64,456	$(37,116)	$252,649
Net loss							(209,765)		(209,765)
Foreign currency translation								(6,642)	(6,642)
Change in unrecognized pension and postretirement benefit costs, $0 tax effect								9,937	9,937
Long-term incentive plan						149			149
Exercise of stock options and other	258	(23)		2	(84)	742			660
Balance at December 31, 2015	23,888	(94)	$—	$238	$(964)	$226,844	$(145,309)	$(33,821)	$46,988
The accompanying notes are an integral part of these statements.

EXHIBIT 99.3

A. M. Castle & Co.
Notes to Consolidated Financial Statements
(Amounts in thousands except par value and per share data)
(1) Basis of Presentation and Significant Accounting Policies
Nature of operations — A.M. Castle & Co. and its subsidiaries (the “Company”) is a specialty metals distribution company serving principally the North American market. The Company has operations in the United States, Canada, Mexico, France, the United Kingdom, Spain, China and Singapore. The Company provides a broad range of product inventories as well as value-added processing and supply chain services to a wide array of customers, principally within the producer durable equipment, aerospace, heavy industrial equipment, industrial goods, construction equipment, oil and gas, and retail sectors of the global economy. Particular focus is placed on the aerospace and defense, power generation, mining, heavy industrial equipment, oil and gas and general manufacturing industries as well as general engineering applications.
The Company’s corporate headquarters is located in Oak Brook, Illinois. The Company has 24 operational metals service centers located throughout North America (19), Europe (3) and Asia (2).
The Company purchases metals from many producers. Purchases are made in large lots and held in distribution centers until sold, usually in smaller quantities and often with value-added processing services performed. Orders are primarily filled with materials shipped from Company stock. The materials required to fill the balance of sales are obtained from other sources, such as direct mill shipments to customers or purchases from other distributors. Thousands of customers from a wide array of industries are serviced primarily through the Company’s own sales organization.
Basis of presentation — The consolidated financial statements include the accounts of A. M. Castle & Co. and its subsidiaries over which the Company exhibits a controlling interest. The equity method of accounting is used for the Company’s 50% owned joint venture, Kreher Steel Company, LLC (“Kreher”). All inter-company accounts and transactions have been eliminated.
In March 2016, the Company completed the sale of its wholly-owned subsidiary, Total Plastics, Inc. ("TPI"). TPI is reflected in the accompanying consolidated financial statements as a discontinued operation, and these consolidated financial statements have been recast to present TPI as a discontinued operation for all periods presented.
The accompanying consolidated financial statements have been prepared on the basis of the Company continuing as a going concern for a reasonable period of time. The Company‘s principal sources of liquidity are cash flows from operations, and available borrowing capacity under its revolving credit facility. These have historically been sufficient to meet working capital needs, capital expenditures and debt service obligations. During the year ended December 31, 2015, the Company incurred a net loss from continuing operations of $212,781 (including non-cash charges of $61,472 related to inventory and purchase commitments and $33,742 related to an impairment of intangible assets) and used cash from the operating activities of continuing operations of $32,754. The Company's plan indicates that it will have sufficient cash flows from its continuing operations to continue as a going concern. The Company's ability to have sufficient cash flows to continue as a going concern is based on plans that rely on certain underlying assumptions and estimates that may differ from actual results. The Company’s plans also included the sale for cash of all of its remaining inventory at its Houston and Edmonton facilities and the sale of its wholly-owned subsidiary, TPI (see Note 2 - Discontinued Operation to the consolidated financial statements). Both of these actions were completed in the first quarter of 2016 and provide liquidity in addition to the forecasted operating cash flows to meet working capital needs, capital expenditures and debt service obligations for the next twelve months.
Use of estimates — The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The principal areas of estimation reflected in the consolidated financial statements are accounts receivable allowances, inventory reserves, goodwill and intangible assets, income taxes, pension and other post-employment benefits and share-based compensation.
Revenue recognition — Revenue from the sale of products is recognized when the earnings process is complete and when the title and risk and rewards of ownership have passed to the customer, which is primarily at the time of shipment. Revenue recognized other than at the time of shipment represented less than 2% of the Company’s consolidated net sales for the years ended December 31, 2015, 2014 and 2013. Provisions for allowances related to sales discounts and rebates are recorded based on terms of the sale in the period that the sale is recorded. Management utilizes historical information and the current sales trends of the business to estimate such provisions. The provisions related

EXHIBIT 99.3

to discounts and rebates due to customers are recorded as a reduction within net sales in the Company’s Consolidated Statements of Operations and Comprehensive Loss.
Revenue from shipping and handling charges is recorded in net sales. Costs incurred in connection with shipping and handling the Company’s products, which are related to third-party carriers or performed by Company personnel, are included in warehouse, processing and delivery expenses. For the years ended December 31, 2015, 2014 and 2013, shipping and handling costs included in warehouse, processing and delivery expenses were $26,641, $33,598 and $33,037, respectively.
The Company maintains an allowance for doubtful accounts related to the potential inability of customers to make required payments. The allowance for doubtful accounts is maintained at a level considered appropriate based on historical experience and specific identification of customer receivable balances for which collection is unlikely. The provision for doubtful accounts is recorded in sales, general and administrative expense in the Company’s Consolidated Statements of Operations and Comprehensive Loss. Estimates of doubtful accounts are based on historical write-off experience as a percentage of net sales and judgments about the probable effects of economic conditions on certain customers.
The Company also maintains an allowance for credit memos for estimated credit memos to be issued against current sales. Estimates of allowance for credit memos are based upon the application of a historical issuance lag period to the average credit memos issued each month.
Accounts receivable allowance for doubtful accounts and credit memos activity is presented in the table below:

	2015	2014	2013
Balance, beginning of year	$2,471	$2,744	$2,829
Add Provision charged to expense	678	184	268
Recoveries	26	105	158
Less Charges against allowance	(795)	(562)	(511)
Balance, end of year	$2,380	$2,471	$2,744
Cost of materials — Cost of materials consists of the costs the Company pays for metals and related inbound freight charges. It excludes depreciation and amortization which are discussed below.
Operating expenses — Operating costs and expenses primarily consist of:

•	Warehouse, processing and delivery expenses, including occupancy costs, compensation and employee benefits for warehouse personnel, processing, shipping and handling costs;

•	Sales expenses, including compensation and employee benefits for sales personnel;

•
General and administrative expenses, including compensation for executive officers and general management, expenses for professional services primarily attributable to accounting and legal advisory services, bad debt expenses, data communication costs, computer hardware and maintenance expenses and occupancy costs for non-warehouse locations;

•
Restructuring activity, including gains on the sale of fixed assets and moving costs related to facility consolidations, employee termination and related benefits associated with salaried and hourly workforce reductions, lease termination costs, professional fees, and other exit costs;

•	Depreciation and amortization expenses, including depreciation for all owned property and equipment, and amortization of various intangible assets; and

•	Impairment of intangible assets and goodwill.
Cash equivalents — Cash equivalents are highly liquid, short-term investments that have an original maturity of 90 days or less.

EXHIBIT 99.3

Statement of cash flows — Non-cash investing and financing activities and supplemental disclosures of consolidated cash flow information are as follows:

	Year ended December 31,
	2015	2014	2013
Non-cash investing and financing activities:
Capital expenditures financed by accounts payable	$667	$434	$1,219
Capital lease obligations	—	873	21
Property, plant and equipment subject to build-to-suit lease	13,735	—	—
Cash paid during the year for:
Interest	32,934	32,278	33,266
Income taxes	1,980	1,800	2,417
Cash received during the year for:
Income tax refunds	1,798	2,284	3,015
Inventories — Inventories consist primarily of finished goods. During the fourth quarter of 2015, the Company elected to change its method of inventory costing for its U.S. metals inventory to the average cost method from the last-in first-out ("LIFO") method. As a result of this change, all of the Company's continuing operations use the average cost method in determining the cost of inventory.
The Company believes that the average cost method is preferable as it results in increased uniformity across the Company’s global operations with respect to the method of inventory accounting, improves financial reporting by better reflecting the current value of inventory on the Consolidated Balance Sheets, more closely aligns the flow of physical inventory with the accounting for the inventory, provides better matching of revenues and expenses, aligns the Company's external reporting of inventory with its internal forecasting and budgeting for inventory, and improves transparency with how the market evaluates performance, including better comparability with many of the Company’s peers. The Company applied this change in method of inventory costing by retrospectively adjusting the prior period financial statements. The cumulative effect of this accounting change resulted in a $84,138 increase in retained earnings as of January 1, 2013.

EXHIBIT 99.3

As a result of the retrospective adjustment of the change in accounting principle, certain amounts in the Company's Consolidated Statements of Operations and Comprehensive loss for the years ended December 31, 2014 and 2013 were adjusted as follows (also reflects the effect of discontinued operations discussed at Note 2 - Discontinued Operation to the consolidated financial statements):

	Year Ended December 31, 2014
	As originally reported	Effect of change in accounting method	As adjusted	Effect of discontinued operations	As further adjusted
Cost of materials (exclusive of depreciation and amortization)	$746,443	$3,965	$750,408	$(97,981)	$652,427
Operating loss	(98,874)	(3,965)	(102,839)	(6,354)	(109,193)
Loss from continuing operations before income taxes and equity in earnings (losses) of joint venture	(143,745)	(3,965)	(147,710)	(5,642)	(153,352)
Income tax benefit	(1,353)	(19,278)	(20,631)	(2,312)	(22,943)
Loss from continuing operations before equity in earnings (losses) of joint venture	(142,392)	15,313	(127,079)	(3,330)	(130,409)
Net loss	(134,701)	15,313	(119,388)	—	(119,388)
Net basic and diluted loss per common share	$(5.77)	$0.66	$(5.11)	$—	$(5.11)
Change in unrecognized pension and postretirement benefit costs	(21,445)	8,449	(12,996)	—	(12,996)
Other comprehensive (loss) income	(26,822)	8,449	(18,373)	—	(18,373)
Comprehensive loss	(161,523)	23,762	(137,761)	—	(137,761)

EXHIBIT 99.3

	Year Ended December 31, 2013
	As originally reported	Effect of change in accounting method	As adjusted	Effect of discontinued operations	As further adjusted
Cost of materials (exclusive of depreciation and amortization)	$779,208	$8,918	$788,126	$(95,953)	$692,173
Operating loss	(15,672)	(8,918)	(24,590)	(4,278)	(28,868)
Loss from continuing operations before income taxes and equity in earnings (losses) of joint venture	(60,744)	(8,918)	(69,662)	(4,097)	(73,759)
Income tax benefit	(19,795)	(3,347)	(23,142)	(1,756)	(24,898)
Loss from continuing operations before equity in earnings (losses) of joint venture	(40,949)	(5,571)	(46,520)	(2,341)	(48,861)
Net loss	(33,962)	(5,571)	(39,533)	—	(39,533)
Net basic and diluted loss per common share	$(1.46)	$(0.24)	$(1.70)	$—	$(1.70)
Change in unrecognized pension and postretirement benefit costs	4,623	—	4,623	—	4,623
Other comprehensive (loss) income	2,328	—	2,328	—	2,328
Comprehensive loss	(31,634)	(5,571)	(37,205)	—	(37,205)
The Consolidated Balance Sheet at December 31, 2014 was adjusted as follows (also reflects the effect of discontinued operations discussed at Note 2 - Discontinued Operation to the consolidated financial statements):

	December 31, 2014
	As originally reported	Effect of change in accounting method	As adjusted	Effect of discontinued operations	As further adjusted
Inventories	$236,932	$122,698	$359,630	$(19,320)	$340,310
Deferred income tax liability	8,360	20,369	28,729	—	28,729
(Accumulated deficit) retained earnings	(29,424)	93,880	64,456	—	64,456
Accumulated other comprehensive loss	(45,565)	8,449	(37,116)	—	(37,116)
The Consolidated Statements of Cash Flows for the years ended December 31, 2014 and 2013 were adjusted as follows (also reflects the effect of discontinued operations discussed at Note 2 - Discontinued Operation to the consolidated financial statements):

	Year Ended December 31, 2014
	As originally reported	Effect of change in accounting method	As adjusted	Effect of discontinued operations	As further adjusted
Net loss	$(134,701)	$15,313	$(119,388)	$—	$(119,388)
Deferred income taxes	184	(19,278)	(19,094)	(1,983)	(21,077)
Increase (decrease) from changes in inventories	(26,941)	3,965	(22,976)	2,963	(20,013)

EXHIBIT 99.3

	December 31, 2013
	As originally reported	Effect of change in accounting method	As adjusted	Effect of discontinued operations	As further adjusted
Net loss	$(33,962)	$(5,571)	$(39,533)	$—	$(39,533)
Deferred income taxes	(24,089)	(3,347)	(27,436)	(1,434)	(28,870)
Increase (decrease) from changes in inventories	87,316	8,918	96,234	(256)	95,978
The Company maintains an allowance for excess and obsolete inventory. The excess and obsolete inventory allowance is determined through the specific identification of material, adjusted for expected scrap value to be received, based on previous sales experience.
Excess and obsolete inventory allowance activity is presented in the table below:

	2015	2014	2013
Balance, beginning of year	$18,852	$8,991	$9,477
Add Provision charged to expense	28,903	11,959	2,217
Less Charges against allowance	(34,680)	(2,098)	(2,703)
Balance, end of year	$13,075	$18,852	$8,991
In the fourth quarter of 2015, the Company recognized a non-cash charge of $61,472, primarily related to inventory and purchase commitments of the Company's Houston and Edmonton locations which the Company ceased operations at in February 2016. The non-cash charge is reported in cost of materials in the Consolidated Statement of Operations and Comprehensive Loss for the year ended December 31, 2015.
Property, plant and equipment — Property, plant and equipment are stated at cost and include assets held under capital leases. Expenditures for major additions and improvements are capitalized, while maintenance and repair costs that do not substantially improve or extend the useful lives of the respective assets are expensed in the period in which they are incurred. When items are disposed, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is reflected in income.
The Company provides for depreciation of plant and equipment sufficient to amortize the cost over their estimated useful lives as follows:

Buildings and building improvements	5 – 40 years
Plant equipment	5 – 20 years
Furniture and fixtures	2 – 10 years
Vehicles and office equipment	3 – 10 years
Leasehold improvements are depreciated over the shorter of their useful lives or the remaining term of the lease. Depreciation is calculated using the straight-line method and depreciation expense for 2015, 2014 and 2013 was $12,671, $12,750 and $12,788, respectively.
Long-lived assets — The Company’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or asset group to future net cash flows (undiscounted and without interest charges) expected to be generated by the asset or asset group. If future net cash flows are less than the carrying value, the asset or asset group may be impaired. If such assets are impaired, the impairment charge is calculated as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Determining whether impairment has occurred typically requires various estimates and assumptions, including determining which undiscounted cash flows are directly related to the potentially impaired asset, the useful life over which cash flows will occur, their amount, and the asset’s residual value, if any. The Company derives the required undiscounted cash flow estimates from historical experience and internal business plans.

EXHIBIT 99.3

Goodwill and intangible assets — The Company tests goodwill for impairment at the reporting unit level on an annual basis at December 1 of each year and more often if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. The Company assesses, at least quarterly, whether any triggering events have occurred.
A two-step method is used for determining goodwill impairment. The first step is performed to identify whether a potential impairment exists by comparing each reporting unit’s fair value to its carrying value. If the carrying value of a reporting unit exceeds its fair value, the next step is to measure the amount of impairment loss, if any.
The determination of the fair value of the reporting units requires significant estimates and assumptions to be made by management. The fair value of each reporting unit is estimated using a combination of an income approach, which estimates fair value based on a discounted cash flow analysis using historical data, estimates of future cash flows and discount rates based on the view of a market participant, and a market approach, which estimates fair value using market multiples of various financial measures of comparable public companies. In selecting the appropriate assumptions the Company considers: the selection of appropriate peer group companies; control premiums appropriate for acquisitions in the industry in which the Company competes; discount rates; terminal growth rates; long-term projections of future financial performance; and relative weighting of income and market approaches. The long-term projections used in the valuation are developed as part of the Company’s annual long-term planning process. The discount rates used to determine the fair values of the reporting units are those of a hypothetical market participant which are developed based upon an analysis of comparable companies and include adjustments made to account for any individual reporting unit specific attributes such as, size and industry.
The majority of the Company’s recorded intangible assets as of December 31, 2015 were acquired as part of the Transtar acquisition in September 2006 and consist of customer relationships. Intangible assets related to non-compete agreements and developed technology acquired in the Transtar acquisition and Tube Supply, Inc. (“Tube Supply”) acquisition in 2011 were fully amortized in 2014. In 2015, the Company concluded that the remaining customer relationships and trade name intangible assets acquired in the Tube Supply acquisition were impaired and a $33,742 non-cash impairment charge (none of which is deductible for tax purposes in 2015) was recorded for the year ended December 31, 2015. The non-cash impairment charge recorded removed all the remaining finite-lived intangible assets associated with the Tube Supply acquisition. The initial values of the intangible assets were based on a discounted cash flow valuation using assumptions made by management as to future revenues from select customers, the level and pace of attrition in such revenues over time and assumed operating income amounts generated from such revenues. These intangible assets are amortized over their useful lives, which are 4 to 12 years for customer relationships and 1 to 10 years for trade names. Useful lives are estimated by management and determined based on the timeframe over which a significant portion of the estimated future cash flows are expected to be realized from the respective intangible assets. Furthermore, when certain conditions or certain triggering events occur, a separate test for impairment, which is included in the impairment test for long-lived assets discussed above, is performed. If the intangible asset is deemed to be impaired, such asset will be written down to its fair value.
Income taxes — The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
The Company records valuation allowances against its deferred tax assets when it is more likely than not that the amounts will not be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies and recent results of operations. In the event the Company determines it would not be able to realize its deferred tax assets, a valuation allowance is recorded, which increases the provision for income taxes in the period in which that determination is made.
The Company has undistributed earnings of foreign subsidiaries of $51,584 at December 31, 2015, for which deferred taxes have not been provided. Such earnings are considered indefinitely invested in the foreign subsidiaries. If such earnings were repatriated, additional tax expense may result, although due to the potential availability of foreign tax credits and other items, the calculation of such potential taxes is not practicable.
The Company's 50% ownership interest in Kreher (Note 3 - Joint Venture to the consolidated financial statements) is through a 50% interest in a limited liability company (LLC) taxed as a partnership. Kreher has two subsidiaries organized as individually taxed C-Corporations. The Company includes in its income tax provision the income tax liability on its

EXHIBIT 99.3

share of Kreher income. The income tax liability of Kreher itself is generally treated as a current income tax expense and the income tax liability associated with the profits of the two subsidiaries of Kreher is treated as a deferred income tax expense. The Company cannot independently cause a dividend to be declared by one of Kreher's subsidiaries, therefore no benefit of a dividend received deduction can be recognized in the Company's tax provision until a dividend is declared. If one of Kreher's C-Corporation subsidiaries declares a dividend payable to Kreher, the Company recognizes a benefit for the 80% dividends received deduction on its 50% share of the dividend. In the year ended December 31, 2015, the joint venture recognized a goodwill impairment charge of $3,525 of which the Company recognized 50%, or $1,763.
For uncertain tax positions, the Company applies the provisions of relevant authoritative guidance, which requires application of a “more likely than not” threshold to the recognition and derecognition of tax positions. The Company’s ongoing assessments of the more likely than not outcomes of tax authority examinations and related tax positions require significant judgment and can increase or decrease the Company’s effective tax rate as well as impact operating results. Although the Company believes that the positions taken on previously filed tax returns are reasonable, it has established tax and interest reserves in recognition that various taxing authorities may challenge the positions taken, which could result in additional liabilities for taxes and interest.
The Company recognizes interest and penalties related to unrecognized tax benefits within income tax expense. Accrued interest and penalties are included within other long-term liabilities in the Consolidated Balance Sheets.
Insurance plans — The Company is a member of a group captive insurance company (the “Captive”) domiciled in Grand Cayman Island. The Captive reinsures losses related to certain of the Company’s workers’ compensation, automobile and general liability risks that occur subsequent to August 2009. Premiums are based on the Company’s loss experience and are accrued as expenses for the period to which the premium relates. Premiums are credited to the Company’s “loss fund” and earn investment income until claims are actually paid. For claims that were incurred prior to August 2009, the Company is self-insured. Self-insurance amounts are capped, for individual claims and in the aggregate, for each policy year by an insurance company. Self-insurance reserves are based on unpaid, known claims (including related administrative fees assessed by the insurance company for claims processing) and a reserve for incurred but not reported claims based on the Company’s historical claims experience and development.
The Company is self-insured for medical insurance for its domestic operations. Self-insurance reserves are maintained based on incurred but not paid claims based on a historical lag.
Foreign currency — For the majority of the Company’s non-U.S. operations, the functional currency is the local currency. Assets and liabilities of those operations are translated into U.S. dollars using year-end exchange rates, and income and expenses are translated using the average exchange rates for the reporting period. The currency effects of translating financial statements of the Company’s non-U.S. operations which operate in local currency environments are recorded in accumulated other comprehensive (loss) income, a separate component of stockholders’ equity. Other than transaction losses related to unhedged intercompany financing arrangements between the United States and the United Kingdom and Canada, transaction gains or losses resulting from foreign currency transactions were not material for any of the years presented.
Earnings (loss) per common share — Diluted earnings (loss) per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding plus outstanding common stock equivalents. Common stock equivalents consist of employee and director stock options, restricted stock awards, other share-based payment awards, and contingently issuable shares related to the Company’s Convertible Senior Notes ("Convertible Notes") which are included in the calculation of weighted average shares outstanding using the treasury stock method, if dilutive.

EXHIBIT 99.3

The following table is a reconciliation of the basic and diluted earnings (loss) per common share calculations:

	Year ended December 31,
	2015	2014	2013
Numerator:
Loss from continuing operations	$(212,781)	$(122,718)	$(41,874)
Income from discontinued operations, net of income taxes	3,016	3,330	2,341
Net loss	$(209,765)	$(119,388)	$(39,533)
Denominator:
Weighted average common shares outstanding	23,553	23,359	23,214
Effect of dilutive securities:
Outstanding common stock equivalents	—	—	—
Denominator for diluted earnings (loss) per common share	23,553	23,359	23,214

Basic earnings (loss) per common share:
Continuing operations	$(9.04)	$(5.25)	$(1.80)
Discontinued operations	0.13	0.14	$0.10
Net basic loss per common share	$(8.91)	$(5.11)	$(1.70)

Diluted earnings (loss) per common share:
Continuing operations	$(9.04)	$(5.25)	$(1.80)
Discontinued operations	0.13	0.14	0.10
Net diluted loss per common share	$(8.91)	$(5.11)	$(1.70)
Excluded outstanding share-based awards having an anti-dilutive effect	1,071	388	717
Excluded "in the money" portion of Convertible Notes having an anti-dilutive effect	—	365	2,032
The Convertible Notes are dilutive to the extent the Company generates net income and the average stock price during the annual period is greater than the conversion price of the Convertible Notes. The Convertible Notes are only dilutive for the “in the money” portion of the Convertible Notes that could be settled with the Company’s stock.
Concentrations — The Company serves a wide range of customers within the producer durable equipment, aerospace, heavy industrial equipment, industrial goods, construction equipment, oil and gas, retail, marine and automotive sectors of the economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller sized firms spread across the entire spectrum of metals using industries. The Company’s customer base is well diversified and, therefore, the Company does not have dependence upon any single customer or a few customers. No single customer represented more than 3% of the Company’s 2015 total net sales. Approximately 66% of the Company’s net sales are from locations in the United States.
Share-based compensation — The Company offers share-based compensation awards to executives, other key employees and directors. Share-based compensation expense is recognized ratably over the vesting period or performance period, as appropriate, based on the grant date fair value of the stock award. The Company may either issue shares from treasury or new shares upon share option exercise or award issuance. Management estimates the probable number of awards which will ultimately vest when calculating the share-based compensation expense for its LTC Plans and STI Plans. As of December 31, 2015, the Company’s weighted average forfeiture rate is approximately 46%. The actual number of awards that vest may differ from management’s estimate.
Stock options generally vest in one to three years for executives and employees and non-vested shares granted to directors vest in three years. Stock options have an exercise price equal to the closing price of the Company’s stock on the date of grant (options granted in 2015) or the average closing price of the Company’s stock for the 10 trading days preceding the grant date (options granted in 2010) and have a contractual life of eight to 10 years. Stock options are valued using a Black-Scholes option-pricing model. Non-vested shares are valued based on the market price of

EXHIBIT 99.3

the Company's stock on the grant date. The Company granted non-qualified stock options under its short-term incentive plan and long-term compensation plan in 2015.
Under the 2015 LTC Plans, the total potential award is comprised of non-qualified stock options and RSUs, which are time vested and once vested entitle the participant to receive shares of the Company's common stock. Under the 2014 and 2013 LTC Plans, the total potential award is comprised of restricted share units and PSUs which are based on the Company's performance compared to target goals. The PSUs awarded are based on two independent conditions, the Company’s RTSR, which represents a market condition, and Company-specific target goals for ROIC as defined in the LTC Plans. RSUs generally vest in three years. RSU and ROIC PSU awards are valued based on the market price of the Company's stock on the grant date, and the value of RTSR PSU awards is estimated using a Monte Carlo simulation model. No PSUs were awarded under the 2015 LTC plan.
RTSR is measured against a group of peer companies either in the metals industry or in the industrial products distribution industry (the "RTSR Peer Group") over a three-year performance period as defined in the LTC Plans. The threshold, target and maximum performance levels for RTSR are the 25th, 50th and 75th percentile, respectively, relative to RTSR Peer Group performance. Compensation expense for RTSR PSU awards is recognized regardless of whether the market condition is achieved to the extent the requisite service period condition is met.
ROIC is measured based on the Company's average actual performance versus Company-specific goals as defined in each of the LTC Plans over a three-year performance period. Compensation expense recognized is based on management's expectation of future performance compared to the pre-established performance goals. If the performance goals are not expected to be met, no compensation expense is recognized for the ROIC PSU awards and any previously recognized compensation expense is reversed.
Final RTSR and ROIC PSU award vesting will occur at the end of the three-year performance period, and distribution of PSU awards granted under the LTC Plans are determined based on the Company’s actual performance versus the target goals for a three-year performance period, as defined in each plan. Partial awards can be earned for performance that is below the target goal, but in excess of threshold goals; and award distributions up to twice the target can be achieved if the target goals are exceeded.
Unless covered by a specific change-in-control or severance arrangement, participants to whom RSUs, PSUs, stock options and non-vested shares have been granted must be employed by the Company on the vesting date or at the end of the performance period, as appropriate, or the award will be forfeited.
New Accounting Standards Updates
Standards Updates Adopted
In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update ("ASU") No. 2015-03, "Simplifying the Presentation of Debt Issuance Costs," which requires that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of debt liability, consistent with debt discounts or premiums. In August 2015, the FASB issued ASU No. 2015-15, “Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements,” to clarify the SEC staff’s position on presenting and measuring debt issuance costs incurred in connection with line-of-credit arrangements, allowing an entity to defer and present debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line of credit arrangement. Effective January 1, 2016, the Company adopted ASU No. 2015-03 and retrospectively applied the requirements to the Consolidated Balance Sheet at December 31, 2015 and 2014, which resulted in a reduction of both other noncurrent assets and long-term debt of $4,147 and $6,853, respectively, from what had been previously reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as amended. As permitted by ASU No. 2015-15, the Company will continue to present debt issuance costs related to line-of-credit arrangements as an asset on its balance sheet.
Effective December 31, 2015, the Company adopted ASU No. 2015-17, "Balance Sheet Classification of Deferred Taxes." This ASU requires entities to present deferred tax assets (“DTAs”) and deferred tax liabilities (“DTLs”) as noncurrent in a classified balance sheet. It thus simplifies the current guidance, which requires entities to separately present DTAs and DTLs as current or noncurrent in a classified balance sheet. Netting of DTAs and DTLs by tax jurisdiction is still required under the new guidance. The Consolidated Balance Sheet for the year ended December 31, 2014 has been retrospectively adjusted for the adoption of this ASU.
Concurrent with the Company's change in method of accounting for inventories for U.S. metals operations to the average cost method from the LIFO method, effective December 31, 2015 the Company adopted ASU No. 2015-11, "Simplifying the Measurement of Inventory." This ASU requires entities to measure most inventory at the lower of cost

EXHIBIT 99.3

and net realizable value, thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market (market in this context is defined as one of three different measures, one of which is net realizable value). The ASU does not apply to inventories that are measured by using either the LIFO method or the retail inventory method. The Company has prospectively applied this guidance to its Consolidated Balance Sheet as of December 31, 2015 as it believes this change in accounting principle simplifies the measurement and reporting of the Company's inventory at lower of cost or market. The Consolidated Balance Sheet for the year ended December 31, 2014 has not been retrospectively adjusted for the adoption of this ASU.
Effective January 1, 2015, the Company adopted ASU No. 2014-08, "Presentation of Financial Statements and Property, Plant and Equipment: Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity." ASU No. 2014-08 amends the definition of a discontinued operation, expands disclosure requirements for transactions that meet the definition of a discontinued operation and requires entities to disclose additional information about individually significant components that are disposed of or held for sale and do not qualify as discontinued operations. The adoption of this ASU did not have a material impact on the Company's financial condition or financial statement presentation.
Effective January 1, 2014, the Company adopted ASU No. 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” The amendments in this ASU require an entity to present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward except when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available or when the deferred tax asset is not intended for this purpose. The adoption of this ASU did not have a material impact on the Company's financial condition or financial statement presentation.
Standards Updates Issued Not Yet Effective
In March 2016, the FASB issued ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting," which simplifies several aspects of the accounting for employee share-based payment transactions. Under ASU No. 2016-09, a Company recognizes all excess tax benefits and tax deficiencies as income tax expense or benefit in the income statement, eliminating the notion of the additional paid-in capital pool and significantly reducing the complexity and cost of accounting for excess tax benefits and tax deficiencies. For interim reporting purposes, excess tax benefits and tax deficiencies are considered discrete items in the reporting period in which they occur and are not included in the estimate of an entity’s annual effective tax rate. ASU No. 2016-09 further eliminates the requirement to defer recognition of an excess tax benefit until the benefit is realized through a reduction to taxes payable. For public companies, the ASU is effective for annual reporting periods beginning after December 15, 2016, including interim periods within those annual reporting periods. Early adoption will be permitted in any interim or annual period for which financial statements have not yet been issued or have not been made available for issuance. The Company is currently evaluating the impact the adoption of ASU No. 2016-09 will have on its consolidated financial statements.
In February 2016, the FASB issued ASU No. 2016-02, "Leases (Topic 842)," which requires that lessees recognize assets and liabilities for leases with lease terms greater than twelve months in the statement of financial position. ASU 2016-02 also requires improved disclosures to help users of financial statements better understand the amount, timing and uncertainty of cash flows arising from leases. The update is effective for fiscal years beginning after December 15, 2018, including interim reporting periods within that reporting period. Early adoption is permitted. The Company is currently evaluating the impact the adoption of ASU 2016-02 will have on its consolidated financial statements.
In August 2014, the FASB issued ASU No. 2014-15, "Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern," providing additional guidance surrounding the disclosure of going concern uncertainties in the financial statements and implementing requirements for management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. The ASU is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2016. The Company will begin performing the periodic assessments required by the ASU on its effective date and is currently assessing whether the adoption of the ASU will result in additional disclosures.

EXHIBIT 99.3

In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers," related to revenue recognition. The underlying principle of the new standard is that a business or other organization will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects what it expects in exchange for the goods or services. The standard also requires more detailed disclosures and provides additional guidance for transactions that were not addressed completely in prior accounting guidance. The ASU provides alternative methods of initial adoption. ASU 2015-14, "Deferral of the Effective Date," was issued in August 2015 to defer the effective date of ASU No. 2014-09 for public companies until annual reporting periods beginning after December 15, 2017. Early adoption is permitted for annual reporting periods beginning after December 15, 2016. The Company is currently reviewing the guidance and assessing the potential impact on its consolidated financial statements.
(2) Discontinued Operation
On March 15, 2016, the Company completed the sale of TPI for $55,070 in cash, subject to customary working capital adjustments. Under the terms of the sale, $1,500 of the purchase price has been placed into escrow pending adjustment based upon final calculation of the working capital at closing.
Summarized results of the discontinued operation were as follows:

	Year Ended December 31,
	2015	2014	2013
Net sales	$132,821	$138,165	$134,768
Cost of materials	93,405	97,981	95,953
Operating costs and expenses	32,994	33,830	34,537
Interest expense(a)	1,457	712	181
Income from discontinued operations before income taxes	$4,965	$5,642	$4,097
Income tax expense	1,949	2,312	1,756
Income from discontinued operations, net of income taxes	$3,016	$3,330	$2,341
(a)Interest expense was allocated to the discontinued operation based on the debt that was required to be paid as a result of the sale of TPI.
Major classes of assets and liabilities of the discontinued operation at were as follows:

	December 31,
	2015	2014
Current assets of discontinued operations:
Accounts receivable	$16,688	$19,294
Inventories	19,353	19,320
Prepaid expenses and other current assets	1,099	1,033
Current assets of discontinued operations	$37,140	$39,647
Noncurrent assets of discontinued operations:
Goodwill	$12,973	$12,973
Property, plant and equipment, at cost	26,979	26,393
Less: accumulated depreciation	(20,147)	(19,101)
Noncurrent assets of discontinued operations	$19,805	$20,265
Current liabilities of discontinued operations:
Accounts payable	$10,666	$8,055
Accrued and other current liabilities	492	1,533
Current liabilities of discontinued operations	$11,158	$9,588

EXHIBIT 99.3

(3) Joint Venture
Kreher Steel Company, LLC is a 50% owned joint venture of the Company. Kreher is a national distributor and processor of carbon and alloy steel bar products, headquartered in Melrose Park, Illinois.
The following information summarizes the Company’s participation in the joint venture as of and for the year ended December 31:

	2015	2014	2013
Equity in earnings (losses) of joint venture	$(1,426)	$7,691	$6,987
Investment in joint venture	35,690	37,443	41,879
Sales to joint venture	284	188	198
Purchases from joint venture	49	224	86
The following information summarizes financial data for this joint venture as of and for the year ended December 31:

	2015	2014	2013
Revenues	$160,104	$259,487	$230,351
Net income (loss)	(2,876)	15,555	13,720
Current assets	66,645	93,679	82,827
Non-current assets	22,777	26,377	25,615
Current liabilities	7,792	11,896	10,548
Non-current liabilities	11,287	35,469	16,103
Members’ equity	70,343	72,691	81,791
Capital expenditures	2,176	3,042	1,789
Depreciation and amortization	2,390	2,294	2,217

(4) Goodwill and Intangible Assets
The changes in carrying amounts of goodwill during the years ended December 31, 2015 and 2014 were as follows:

	2015	2014
Balance as of January 1:
Goodwill	$116,377	$116,533
Accumulated impairment losses	(116,377)	(60,217)
Balance as of January 1	—	56,316
Impairment charge	—	(56,160)
Currency valuation	—	(156)
Balance as of December 31:
Goodwill	116,377	116,377
Accumulated impairment losses	(116,377)	(116,377)
Balance as of December 31	$—	$—
The Company tests goodwill for impairment at the reporting unit level on an annual basis as of December 1 and more often if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. The Company assesses, at least quarterly, whether any triggering events have occurred. A two-step method is used for determining goodwill impairment. The first step is performed to identify whether a potential impairment exists by comparing each reporting unit’s fair value to its carrying value. If the carrying value of a reporting unit exceeds its fair value, the next step is to measure the amount of impairment loss, if any.

EXHIBIT 99.3

During the second quarter of 2014, the Company concluded that under FASB Accounting Standards Codification (“ASC”) 350, "Intangibles - Goodwill and Other," its unfavorable operating results could be indicators of impairment of its Metals reporting unit's goodwill and, therefore, performed an interim impairment analysis as of May 31, 2014 using the two-step quantitative analysis. Under the first step, the Company determined that the carrying value of the reporting unit exceeded its estimated fair value requiring the Company to perform the second step of the analysis. The second step of the analysis included allocating the calculated fair value (determined in the first step) of the reporting unit to its assets and liabilities to determine an implied goodwill value. The result of the second step was that the goodwill of the reporting unit was impaired and a $56,160 non-cash impairment charge ($13,900 of which is deductible for tax purposes) was recorded during the three-month period ended June 30, 2014 to eliminate the reporting unit goodwill.
The following summarizes the components of the Company's intangible assets at December 31, 2015 and 2014:

	2015		2014
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Customer relationships	$69,325	$59,075	$116,168	$64,822
Trade names	378	378	7,864	2,655
Total	$69,703	$59,453	$124,032	$67,477
In conjunction with the Company’s plans to reduce its indebtedness and increase liquidity, in the fourth quarter of 2015 the Company made a decision to start exploring opportunities related to certain of its under-performing oil and gas inventory and equipment. In connection with this decision, the Company began marketing the sale of the inventory and equipment of its Houston and Edmonton locations. In February 2016, the Company entered into an agreement to sell all of the inventory at the Houston and Edmonton locations as well as the Tube Supply trade name. The Company subsequently closed both of these facilities. Given these factors, the Company determined that as of December 31, 2015, certain of its intangible assets including the Tube Supply customer relationships and trade name acquired in connection with the Tube Supply acquisition in 2011, no longer have a remaining useful life and a $33,742 non-cash impairment charge (none of which is deductible for tax purposes in 2015) was recorded for the year ended December 31, 2015. The non-cash impairment charge removed all the remaining finite-lived intangible assets associated with the Tube Supply acquisition, leaving only customer relationships intangible assets. The majority of the remaining customer relationships intangible assets were acquired as part of the acquisition of Transtar on September 5, 2006. The weighted average amortization period for the remaining customer relationships intangible assets is 1.7 years.
Due to the Company’s continued sales declines, net losses and lower than projected cash flows, the Company tested its remaining long-lived assets for impairment during the fourth quarter of 2015. Testing of the Company's other long-lived assets indicated that the undiscounted cash flows of those assets exceeded their carrying values, and the Company concluded that no impairment existed at December 31, 2015 and the remaining useful lives of its long-lived assets were appropriate. The Company also tested its long-lived assets for impairment at May 31, 2014, the date of the Company's interim goodwill impairment analysis, and in the second quarter of 2015 in conjunction with the announced restructuring activities. Both times, the Company concluded that no impairment existed and the remaining useful lives of its long-lived assets were appropriate. The Company will continue to monitor its long-lived assets for impairment.
For the years ended December 31, 2015, 2014, and 2013, the aggregate amortization expense was $10,647, $11,630 and $11,791, respectively.
The following is a summary of the estimated annual amortization expense for each of the next 5 years:

2016	$6,137
2017	4,113
2018	—
2019	—
2020	—

EXHIBIT 99.3

(5) Debt
Short-term and long-term debt consisted of the following at December 31, 2015 and 2014:

	2015	2014
LONG-TERM DEBT
12.75% Senior Secured Notes due December 15, 2016(a)	$6,681	$210,000
7.0% Convertible Notes due December 15, 2017	57,500	57,500
12.75% Senior Secured Notes due December 15, 2018	203,319	—
Revolving Credit Facility due December 10, 2019	66,100	59,200
Other, primarily capital leases	428	1,257
Less: unamortized discount	(12,255)	(17,843)
Less: unamortized debt issuance costs	(4,147)	(6,853)
Total debt	$317,626	$303,261
Less: current portion	(7,012)	(737)
Total long-term portion	$310,614	$302,524
(a) 2015 balance represents the maximum aggregate principal amount of 12.75% Senior Secured Notes due December 15, 2016 as the Company maintains a contractual right to exchange approximately $3,000 of the remaining 12.75% Senior Secured Notes due December 15, 2016 with new 12.75% Senior Secured Notes due December 15, 2018 prior to their maturity date.
During December 2011 the Company issued $225,000 aggregate principal amount of 12.75% Senior Secured Notes due 2016, $57,500 aggregate principal amount of 7.0% Convertible Senior Notes due 2017 (the “Convertible Notes”) and entered into a $100,000 senior secured asset based revolving credit facility (the “Revolving Credit Facility”). The Company incurred debt origination fees of $18,136 associated with the debt transactions which are primarily being amortized using the effective interest method.
Secured Notes
In July 2012, the Company completed the exchange of $225,000 principal amount of 12.75% Senior Secured Notes due 2016 (the "Secured Notes"), which are registered under the Securities Act of 1933, as amended (the "Securities Act”), for $225,000 principal amount of outstanding 12.75% Senior Secured Notes due 2016, which had not been registered under the Securities Act. The Company did not receive any proceeds from the exchange offer. In November 2013, the Company purchased $15,000 aggregate principal amount of its Secured Notes in the open market with available cash. The Secured Notes that were purchased by the Company were subsequently retired. The purchase of the Secured Notes resulted in a pre-tax loss on debt extinguishment of $2,606 consisting of tender premiums, write off of unamortized debt issuance costs and tender expenses.
The Secured Notes have a maturity date of December 15, 2016. In February 2016, the Company completed a private exchange offer and consent solicitation (the “Exchange Offer”) to certain eligible holders to exchange new 12.75% Senior Secured Notes due 2018 (the “New Secured Notes”) for the Company’s outstanding Secured Notes.  In connection with the Exchange Offer, the Company issued $203,319 aggregate principal amount of New Secured Notes, leaving $6,681 aggregate principal amount of Secured Notes outstanding. In conjunction with the Exchange Offer, the Company solicited consents to certain proposed amendments to the Secured Notes and the related indenture (the “Existing Indenture”) providing for, among other things, elimination of substantially all restrictive covenants and certain events of default in the Existing Indenture and releasing all of the collateral securing the Secured Notes and related guarantees.
The Company maintains the contractual right to exchange the remaining Secured Notes with New Secured Notes prior to their maturity date or the Company may redeem some or all of the Secured Notes at a redemption price of 100% of the principal amount, plus accrued and unpaid interest. The New Secured Notes have substantially the same terms as the Secured Notes except for the following principal differences (i) the New Secured Notes were offered pursuant to an exemption from the registration requirements of the Securities Act, and do not have the benefit of any exchange offer or other registration rights, (ii) the New Secured Notes effectively extend the maturity date of the Secured Notes to December 15, 2018, unless the Company is unable to both (a) complete the exchange of a portion of its Convertible Notes on or prior to June 30, 2016, and (b) redeem, on one or more occasions (each, a “Special Redemption”), an aggregate of not less than $27,500 of aggregate principal amount of the New Secured Notes on or prior to October 31, 2016, using cash available to the Company and/or net proceeds from sales of assets of the Company or a Restricted

EXHIBIT 99.3

Subsidiary outside the ordinary course of business (other than net proceeds derived from the sale of accounts receivable and inventory (the “Designated Asset Sale Proceeds”)), subject to a penalty equal to 4.00% of the outstanding principal, payable in cash and/or stock, in the Company’s sole discretion (the “Special Redemption Condition”), in which case the maturity date of the New Secured Notes will be September 14, 2017, (iii) the New Secured Notes provide that, whether or not the Special Redemption Condition is satisfied, the Company will have an obligation to effect Special Redemptions using Designated Asset Sale Proceeds or other permissible funds until such time as the aggregate amount of Special Redemptions equals $40,000, (iv) the New Secured Notes contain modifications to the asset sale covenant providing that the Company shall not use any net proceeds from asset sales outside the ordinary course of business to redeem, repay or prepay the Secured Notes or the Convertible Notes, (v) the granting of a third-priority lien on the collateral securing the New Secured Notes for the benefit of new Convertible Notes is a permitted lien under the indenture and (vi) the New Secured Notes include an event of default if the Company does not complete the Private Convertible Note Exchanges (as defined below) by June 30, 2016, subject to certain exceptions.
The New Secured Notes and the Secured Notes (together, the "Notes") are fully and unconditionally guaranteed, jointly and severally, by certain 100% owned domestic subsidiaries of the Company (the “Note Guarantors”). The New Secured Notes and the related guarantees are secured by a lien on substantially all of the Company's and the Note Guarantors' assets, subject to certain exceptions and permitted liens pursuant to a pledge and security agreement. The terms of the New Secured Notes contain numerous covenants imposing financial and operating restrictions on the Company's business. These covenants place restrictions on the Company's ability and the ability of its subsidiaries to, among other things, pay dividends, redeem stock or make other distributions or restricted payments; incur indebtedness or issue common stock; make certain investments; create liens; agree to payment restrictions affecting certain subsidiaries; consolidate or merge; sell or otherwise transfer or dispose of assets, including equity interests of certain subsidiaries; enter into transactions with affiliates, enter into sale and leaseback transactions; and use the proceeds of permitted sales of the Company's assets. Refer to Note 15 - Guarantor Financial Information to the consolidated financial statements.
The Company may redeem some or all of the Notes at a redemption price of 100% of the principal amount, plus accrued and unpaid interest.
The New Secured Notes also contain a provision that allows holders of the New Secured Notes to require the Company to repurchase all or any part of the New Secured Notes if a change of control triggering event occurs. Under this provision, the repurchase of the New Secured Notes will occur at a purchase price of 101% of the outstanding principal amount, plus accrued and unpaid interest, if any, on such New Secured Notes to the date of repurchase. In addition, upon certain asset sales, the Company may be required to offer to use the net proceeds thereof to purchase some of the New Secured Notes at 100% of the principal amount thereof, plus accrued and unpaid interest.
The New Secured Notes require that the Company make, subject to certain conditions and within 95 days of the end of each fiscal year beginning with the fiscal year ending December 31, 2016, an offer to purchase the New Secured Notes with i) 75% of excess cash flow (as defined in the New Secured Notes indenture) until the Company has offered to purchase up to $50,000 in aggregate principal amount of the notes, ii) 50% of excess cash flow until the Company has offered to purchase up to $75,000 in aggregate principal amount of the notes, iii) 25% of the excess cash flow until the Company has offered to purchase up to $100,000 in aggregate principal amount of the notes and iv) 0% thereafter, in each case, at 103% of the principal amount, thereof, plus accrued and unpaid interest.
The Company pays interest on the New Secured Notes and the Secured Notes at a rate of 12.75% per annum in cash semi-annually. The Company paid interest of $26,775, $26,775 and $28,548 on the Secured Notes during the years ended December 31, 2015, 2014 and 2013, respectively.
Convertible Notes
The $57,500 Convertible Notes were issued pursuant to an indenture, dated as of December 15, 2011, among the Company, the Note Guarantors and U.S. Bank National Association, as trustee. The Convertible Notes were issued by the Company at an initial offering price equal to 100% of the principal amount.
The Convertible Notes will mature on December 15, 2017. The Company pays interest on the Convertible Notes at a rate of 7.0% per annum in cash semi-annually. The Company paid interest of $4,025, $4,025 and $4,025 on the Convertible Notes during the years ended December 31, 2015, 2014 and 2013, respectively. The Convertible Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Note Guarantors. Each $1 principal amount of Convertible Notes is initially convertible into shares of the Company's common stock at any time at a conversion price equal to $10.28 per share of common stock. The conversion rate will be subject to adjustment, but will not be adjusted for accrued and unpaid interest, if any. In addition, if an event constituting a

EXHIBIT 99.3

fundamental change occurs, the Company will in some cases increase the conversion rate for a holder that elects to convert its Convertible Notes in connection with such fundamental change. Upon conversion, the Company will pay and/or deliver, as the case may be, cash, shares of common stock or a combination of cash and shares of common stock, at the Company’s election, together with cash in lieu of fractional shares.
Holders may convert their Convertible Notes at their option on any day prior to the close of business on the scheduled trading day immediately preceding June 15, 2017 only under the following circumstances: (1) during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price per note for each day of that measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the applicable conversion rate on each such day; (2) during any calendar quarter (and only during such calendar quarter) after the calendar quarter ended December 31, 2011, if the last reported sale price of the Company’s common stock for 20 or more trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is equal to or greater than 130% of the applicable conversion price in effect for each applicable trading day; (3) upon the occurrence of specified corporate events, including certain dividends and distributions; or (4) if the Company calls the Convertible Notes for redemption on or after December 20, 2015. The Convertible Notes will be convertible, regardless of the foregoing circumstances, at any time from, and including, June 15, 2017 through the second scheduled trading day immediately preceding the maturity date.
Upon a fundamental change and subject to certain exceptions, as defined in the Convertible Notes indenture, holders may require the Company to repurchase some or all of their Convertible Notes for cash at a repurchase price equal to 100% of the principal amount of the Convertible Notes being repurchased, plus any accrued and unpaid interest.
The Company could redeem the Convertible Notes prior to December 20, 2015. On or after December 20, 2015, the Company may redeem all or part of the Convertible Notes (except for the Convertible Notes that the Company is required to repurchase as described above) if the last reported sale price of the Company’s common stock exceeds 135% of the applicable conversion price for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately prior to the date of the redemption notice. The redemption price will equal the sum of 100% of the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest, plus a “make-whole premium” payment. The Company must make the "make-whole" premium payments on all Convertible Notes called for redemption including Convertible Notes converted after the date we delivered the notice of redemption. The Company will pay the redemption price in cash except for any non-cash portion of the "make-whole" premium.
In January 2016, the Company entered into Transaction Support Agreements (the “Support Agreements”) with holders (the “Supporting Holders”) of $51,600, or 89.7%, of the aggregate principal amount of the Convertible Notes. The Support Agreements provide for the terms of exchanges in which the Company has agreed to issue new 5.25% Senior Secured Convertible Notes due 2019 (the “New Convertible Notes”) in exchange for outstanding Convertible Notes (the “Convertible Note Exchange”).
Pursuant to the Support Agreements, the New Convertible Notes will mature on December 31, 2019, and will bear interest at a rate of 5.25% per annum, payable semi-annually in cash. For each $1 principal amount of existing Convertible Notes validly exchanged in the Convertible Note Exchange, an exchanging holder of existing Convertible Notes will receive $0.7 principal amount of New Convertible Notes, plus accrued and unpaid interest. The New Convertible Notes shall initially be convertible into shares of the Company's common stock at any time at a conversion price per share equal to $2.25 and shall be subject to the same adjustment provisions contained in the existing Convertible Notes. All current and future guarantors of the New Secured Notes, the Secured Notes, the Revolving Credit Facility, and any other material indebtedness of the Company will guarantee the New Convertible Notes, subject to certain exceptions. The New Convertible Notes will be secured on a “silent” third-priority basis by the same collateral that secures the New Secured Notes. Upon conversion, the Company will pay and/or deliver, as the case may be, cash, shares of common stock or a combination of cash and shares of common stock, at the Company’s election, together with cash in lieu of fractional shares. The value of shares of the Company's common stock for purposes of the settlement of the conversion right will be calculated as provided in the indenture for the existing Convertible Notes, using a 20 trading day period rather than a 40 trading day period for the observation period. Upon such conversion, the holder shall be entitled to receive an amount equal to the "make-whole" premium, payable in the form of cash, shares of the Company's common stock, or a combination of both, in the Company's sole discretion. The value of shares of Company common stock for purposes of calculating the "make-whole" premium will be based in the greater of (i) 130% of the conversion price then in effect and (ii) the volume weighted average price ("VWAP") of such shares for the observation period (using a 20 trading day period) as provided in the indenture for the existing Convertible Notes.

EXHIBIT 99.3

If the VWAP of the Company's common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which such notice of redemption is provided, the Company shall have the right to redeem any or all of the New Convertible Notes at a price equal to (i) 100.0% of the aggregate principal amount thereof plus (ii) the "make-whole" premium. The redemption price can be paid in the form of cash, shares of the Company's common stock or a combination of both, at the Company's sole discretion. The value of shares of Company Common Stock will be based on the VWAP of such shares for the 20 trading days immediately preceding the date of redemption. Prior to the third trading day prior to the date of any such redemption, any New Convertible Notes called for redemption may be converted by the holder into shares of Company Common Stock at the Conversion Price then in effect.
Revolving Credit Facility
The Revolving Credit Facility consists of a $125,000 senior secured asset-based revolving credit facility (subject to adjustment pursuant to a borrowing base described below), of which (a) up to an aggregate principal amount of $20,000 will be available for a Canadian subfacility, (b) up to an aggregate principal amount of $20,000 will be available for letters of credit and (c) up to an aggregate principal amount of $10,000 will be available for swingline loans. Loans under the Revolving Credit Facility will be made available to the Company and certain domestic subsidiaries (the “U.S. Borrowers”) in U.S. dollars and the Canadian Borrowers in U.S. dollars and Canadian dollars. In December 2014, the Company obtained an extension on its revolving credit facility, which extended the maturity date from December 15, 2015 to December 10, 2019 (or 91 days prior to the maturity date of the Company's Secured Notes or Convertible Notes if they have not been refinanced).
All obligations of the U.S. Borrowers under the Revolving Credit Facility are guaranteed on a senior secured basis by each direct and indirect, existing and future, domestic subsidiary of the U.S. Borrowers (the “U.S. Subsidiary Guarantors” and together with the U.S. Borrowers, the “U.S. Credit Parties”), subject to certain exceptions for immaterial subsidiaries. All obligations of the Canadian Borrowers under the Revolving Credit Facility are guaranteed on a senior secured basis by (a) each U.S. Credit Party and (b) each direct and indirect, existing and future, Canadian subsidiary of the Company (the “Canadian Subsidiary Guarantors” and together with the Canadian Borrowers, the “Canadian Credit Parties”; and the U.S. Credit Parties together with the Canadian Credit Parties, the “Credit Parties”), subject to certain exceptions.
All obligations under the Revolving Credit Facility are secured on a first-priority basis by a perfected security interest in substantially all assets of the Credit Parties (subject to certain exceptions for permitted liens). The Revolving Credit Facility will rank pari passu in right of payment with the Secured Notes, but, pursuant to the intercreditor agreement, the Secured Notes will be effectively subordinated to the indebtedness under the Revolving Credit Facility with respect to the collateral.
At the Company’s election, borrowings under the Revolving Credit Facility will bear interest at variable rates based on (a) a customary base rate plus an applicable margin of between 0.50% and 1.00% (depending on quarterly average undrawn availability under the Revolving Credit Facility) or (b) an adjusted LIBOR rate plus an applicable margin of between 1.50% and 2.00% (depending on quarterly average undrawn availability under the Revolving Credit Facility). The weighted average interest rate on borrowings outstanding under the revolving credit facilities were 2.70%, 3.08% and 2.71% for the years ended December 31, 2015, 2014 and 2013, respectively. The Company will pay certain customary recurring fees with respect to the Revolving Credit Facility.
The Revolving Credit Facility permits the Company to increase the aggregate amount of the commitments under the Revolving Credit Facility from time to time in an aggregate amount for all such increases not to exceed $50,000, subject to certain conditions. The existing lenders under the Revolving Credit Facility are not obligated to provide the incremental commitments. In January 2014, the Company partially exercised the accordion option under its revolving credit facility to increase the aggregate commitments by $25,000. As a result, the Company's borrowing capacity increased from $100,000 to $125,000. The Company maintains the option to exercise the accordion for an additional $25,000 of aggregate commitments in the future, assuming it meets certain thresholds for incurring additional debt. As of December 31, 2015, the Company did not meet the thresholds to exercise the additional $25,000 accordion under the Revolving Credit Facility.
The Revolving Credit facility contains a springing financial maintenance covenant requiring the Company to maintain the ratio of EBITDA (as defined in the agreement) to fixed charges of 1.1 to 1.0 when excess availability is less than the greater of 10% of the calculated borrowing base (as defined in the agreement) or $12,500. In addition, if excess availability is less than the greater of 12.5% of the calculated borrowing base (as defined in the agreement) or $15,625, the lender has the right to take full dominion of the Company’s cash collections and apply these proceeds to outstanding

EXHIBIT 99.3

loans under the Revolving Credit Agreement. The Company's ratio of EBITDA to fixed charges was negative for the twelve months ended December 31, 2015. At this negative ratio, the Company's current maximum borrowing capacity would be $96,239 before triggering full dominion of the Company's cash collections. As of December 31, 2015, the Company had $30,139 of additional unrestricted borrowing capacity available under the Revolving Credit Facility.
Net interest expense reported on the Consolidated Statements of Operations and Comprehensive Loss was reduced by interest income from investment of excess cash balances of $10 in 2015, $81 in 2014 and $35 in 2013.
(6) Fair Value Measurements
The three-tier value hierarchy the Company utilizes, which prioritizes the inputs used in the valuation methodologies, is:
Level 1—Valuations based on quoted prices for identical assets and liabilities in active markets.
Level 2—Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.
Level 3—Valuations based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants.
The fair value of cash, accounts receivable and accounts payable approximate their carrying values. The fair value of cash equivalents are determined using the fair value hierarchy described above. Cash equivalents consisting of money market funds are valued based on quoted prices in active markets and as a result are classified as Level 1.
The Company’s pension plan asset portfolio as of December 31, 2015 and 2014 is primarily invested in fixed income securities, which generally fall within Level 2 of the fair value hierarchy. Fixed income securities in the pension plan asset portfolio are valued based on evaluated prices provided to the trustee by independent pricing services. Such prices may be determined by factors which include, but are not limited to, market quotations, yields, maturities, call features, ratings, institutional size trading in similar groups of securities and developments related to specific securities. Refer to Note 10 - Employee Benefit Plans to the consolidated financial statements for pension fair value disclosures.
Fair Value Measurements of Debt
The fair value of the Company’s Secured Notes existing as of December 31, 2015 was estimated to be $160,662 compared to a carrying value of $210,000. The fair value for the Secured Notes is determined based on recent trades of the bonds on the open market and fall within Level 2 of the fair value hierarchy.
The fair value of the Convertible Notes, as of December 31, 2015 was estimated to be approximately $21,966 compared to a carrying value of $57,500. The fair value for the Convertible Notes, which fall within Level 3 of the fair value hierarchy, is determined based on similar debt instruments that do not contain a conversion feature, as well as other factors related to the callable nature of the notes.
The main inputs and assumptions into the fair value model for the Convertible Notes at December 31, 2015 were as follows:

Company's stock price at the end of the period	$1.59
Expected volatility	67.80%
Credit spreads	69.21%
Risk-free interest rate	1.05%
Given the nature and the variable interest rates, the Company has determined that the fair value of borrowings under the Revolving Credit Facility approximates the carrying value.
Fair Value Measurements of Commodity Hedges
The Company has a commodity hedging program to mitigate risks associated with certain commodity price fluctuations. At December 31, 2015, the Company had executed forward contracts that extend into 2016. The counterparty to these contracts is not considered a credit risk by the Company. At December 31, 2015 and 2014, the notional value associated with forward contracts was $3,080 and $7,486, respectively. The Company recorded, through cost of materials, realized and unrealized net losses of $852, $288 and $2,141 during the years ended December 31, 2015, 2014 and 2013,

EXHIBIT 99.3

respectively, as a result of the decline in the fair value of the contracts. As of December 31, 2015 and 2014, all commodity hedge contracts were in a liability position. As of December 31, 2015, the Company had a letter of credit outstanding for $2,000 as collateral associated with commodity hedge contracts.
The Company uses information which is representative of readily observable market data when valuing derivative liabilities associated with commodity hedges. The derivative liabilities are classified as Level 2 in the table below.
The liabilities measured at fair value on a recurring basis were as follows:

	Level 1	Level 2	Level 3	Total (a)
As of December 31, 2015
Derivative liability for commodity hedges	$—	$1,015	$—	$1,015
As of December 31, 2014
Derivative liability for commodity hedges	$—	$1,615	$—	$1,615
(a) As of December 31, 2015, the entire derivative liability for commodity hedges balance of $1,015 is short-term and is included in accrued and other current liabilities in the Consolidated Balance Sheets. As of December 31, 2014, the short-term portion of the derivative liability for commodity hedges of $1,137 is included in accrued and other current liabilities and the long-term portion of $478 is included in other non-current liabilities in the Consolidated Balance Sheets.
(7) Lease Agreements
The Company has operating and capital leases covering certain warehouse and office facilities, equipment, automobiles and trucks, with the lapse of time as the basis for all rental payments.
The Company has determined that for accounting purposes its lease of its new operating facility in Janesville, Wisconsin is a build-to-suit lease. During the construction of this facility, which concluded in the fourth quarter of 2015, the Company assumed certain risks of certain construction cost overages and was, therefore, deemed to be the owner of the facility during the construction period. All costs of construction related to this facility are recognized as property, plant and equipment, with a related build-to-suit liability.
Subsequent to the completion of construction, the Company did not qualify for sale-leaseback accounting because of provisions in the lease which constituted prohibited continuing involvement. As a result, the Company will amortize the build-to-suit liability over the lease term and depreciate the building over the lease term. As of December 31, 2015, the Company has reflected $13,237 as build-to-suit liability in the Consolidated Balance Sheets.
Total gross value of property, plant and equipment under capital leases was $2,109 and $2,452 in 2015 and 2014, respectively.
Future minimum rental payments under leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2015 are as follows:

	Capital Leases	Operating Leases	Built-to-Suit Lease
2016	$330	$11,026	$687
2017	95	9,887	1,156
2018	1	8,950	1,180
2019	—	7,501	1,203
2020	—	7,128	1,227
Later years	—	15,502	13,644
Total future minimum rental payments	$426	$59,994	$19,097
Total rental payments charged to expense were $11,812 in 2015, $12,037 in 2014, and $12,923 in 2013. Lease extrication charges of $444, $186 and $1,448 associated with restructuring activities were charged to expense in 2015, 2014 and 2013, respectively, within restructuring expense (income) in the Consolidated Statements of Operations and Comprehensive Loss.

EXHIBIT 99.3

(8) Stockholders' Equity
Accumulated other comprehensive loss as reported in the Consolidated Balance Sheets as of December 31, 2015 and 2014 was comprised of the following:

	2015	2014
Unrecognized pension and postretirement benefit costs, net of tax	$(17,185)	$(27,122)
Foreign currency translation losses	(16,636)	(9,994)
Total accumulated other comprehensive loss	$(33,821)	$(37,116)

Changes in accumulated other comprehensive loss by component for the years ended December 31, 2015 and 2014 are as follows:

	Defined Benefit Pension and Postretirement Items		Foreign Currency Items		Total
	2015	2014	2015	2014	2015	2014
Balance as of January 1,	$(27,122)	$(14,126)	$(9,994)	$(4,617)	$(37,116)	$(18,743)
Other comprehensive loss before reclassifications	(966)	(14,004)	(6,642)	(5,377)	(7,608)	(19,381)
Amounts reclassified from accumulated other comprehensive loss, net of tax (a)	10,903	1,008	—	—	10,903	1,008
Net current period other comprehensive income (loss)	9,937	(12,996)	(6,642)	(5,377)	3,295	(18,373)
Balance as of December 31,	$(17,185)	$(27,122)	$(16,636)	$(9,994)	$(33,821)	$(37,116)
(a) See reclassifications from accumulated other comprehensive loss table for details of reclassification from accumulated other comprehensive loss for the year ended December 31, 2015.

Reclassifications from accumulated other comprehensive loss for the years ended December 31, 2015 and 2014 are as follows:

	Year ended December 31,
	2015	2014
Unrecognized pension and postretirement benefit items:
Prior service cost (b)	$(244)	$(282)
Actuarial loss (b)	(3,821)	(1,381)
Recognition of curtailment loss (b)	(2,923)	—
Recognition of settlement loss (b)	(3,915)	—
Total before Tax	(10,903)	(1,663)
Tax effect	—	655
Total reclassifications for the period, net of tax	$(10,903)	$(1,008)
(b) The prior service cost and actuarial loss components of accumulated other comprehensive loss are included in the computation of net periodic pension and postretirement benefit cost included in sales, general and administrative expense. The pension curtailment and settlement prior service cost components recognized are shown as restructuring expense (income) in the Consolidated Statements of Operations and Comprehensive loss for the year ended December 31, 2015.
(9) Share-based Compensation (stock option and share units amounts below are in thousands)
The consolidated compensation cost recorded for the Company’s share-based compensation arrangements was $828, $1,972 and $3,062 for 2015, 2014 and 2013, respectively. The total income tax benefit recognized in the Consolidated Statements of Operations and Comprehensive Loss for share-based compensation arrangements was $0, $189 and $1,141 in 2015, 2014 and 2013, respectively. All compensation expense related to share-based compensation arrangements of continuing operations is recorded in sales, general and administrative expense. The unrecognized compensation cost as of December 31, 2015 associated with all share-based payment arrangements is $2,088 and the weighted average period over which it is to be expensed is 1.5 years.

EXHIBIT 99.3

2015 Short-Term Incentive Plan
On July 24, 2015, the Board of Directors of the Company approved certain revisions to the Company's 2015 STI Plan. Along with providing cash bonus opportunities, the revisions awarded 124 stock options to executive officers and other select personnel, which were granted under the Company's 2008 Omnibus Incentive Plan. The stock options vest in three equal installments over three years from the grant date and are exercisable immediately upon vesting. The strike price was equal to the closing price of the Company's stock on the date of grant. The term of the options is 10 years from the date of grant.
The weighted average grant date fair value of $2.10 per share for the options granted under the 2015 STI Plan was estimated using the Black-Scholes option-pricing model with the following assumptions:

Expected volatility	56.1%
Risk-free interest rate	1.8%
Expected life (in years)	6.0
Expected dividend yield	—
Restricted Stock, Stock Option and Equity Compensation Plans – The Company maintains the 2008 A.M. Castle & Co. Omnibus Incentive Plan (amended and restated as of April 25, 2013) for the benefit of officers, directors and other key management employees. There is an aggregate amount of 3,350 authorized shares under this plan.
Long-Term Compensation and Incentive Plans
On July 24, 2015, the Board of Directors of the Company approved equity awards under the Company's 2015 LTC Plan for executive officers and other select personnel. The 2015 LTC Plan awards included RSUs and non-qualified stock options.
On March 26, 2014, the Board of Directors of the Company approved equity awards under the Company’s 2014 Long-Term Compensation Plan (“2014 LTC Plan”) for executive officers and other select personnel. On March 6, 2013, the Board of Directors of the Company approved equity awards under the Company’s 2013 Long-Term Compensation Plan (“2013 LTC Plan”) for executive officers and other select personnel. Both the 2014 LTC Plan and the 2013 LTC Plan included RSUs and PSUs.
Each of the respective LTC Plans for 2015, 2014 and 2013 are subject to the terms of the Company's 2008 A.M. Castle & Co. Omnibus Incentive Plan, amended and restated as of April 25, 2013.
Restricted Share Units and Non-Vested Shares
The RSUs granted under the 2015 and 2014 LTC Plans will cliff vest on December 31, 2017 and December 31, 2016, respectively. Approximately 23 RSUs granted under the 2013 LTC Plan cliff vested on December 31, 2015. Each RSU that becomes vested entitles the participant to receive one share of the Company’s common stock. The number of shares delivered may be reduced by the number of shares required to be withheld for federal and state withholding tax requirements (determined at the market price of Company shares at the time of payout).
The outstanding non-vested share balance consists of shares issued to the Board of Directors. Non-vested shares were issued to the directors during the second quarter of 2015, 2014 and 2013, respectively, and will cliff vest after three years in the second quarter of 2018, 2017 and 2016, respectively.
The grant date fair value of the RSUs and non-vested shares is established using the market price of the Company’s stock on the date of grant.

EXHIBIT 99.3

A summary of the non-vested share and RSU activity is as follows:

	Non-Vested Shares		Restricted Share Units
	Shares	Weighted-Average Grant Date Fair Value	Units	Weighted- Average Grant Date Fair Value
Outstanding at January 1, 2015	107	$14.21	199	$14.67
Granted	149	$3.74	188	$3.92
Forfeited	—	$—	(98)	$12.96
Vested	(86)	$13.01	(79)	$14.53
Outstanding at December 31, 2015	170	$10.08	210	$5.91
Expected to vest at December 31, 2015	170	$10.08	106	$5.30
The unrecognized compensation cost as of December 31, 2015 associated with RSU and non-vested share awards was $1,051. The total fair value of shares vested during the years ended December 31, 2015, 2014 and 2013 was $1,762, $938 and $1,106, respectively.
Performance Shares
PSU awards are based on two independent conditions, the Company’s relative total shareholder return (“RTSR”), which represents a market condition, and Company-specific target goals for Return on Invested Capital (“ROIC”) as defined in the LTC Plans.
There were no PSUs awarded by the Company under the 2015 LTC Plan. The status of PSUs that have been awarded as part of the active LTC Plans is summarized below as of December 31, 2015:

Plan Year	Grant Date Fair Value	Estimated Number of Performance Shares to be Issued	Maximum Number of Performance Shares that Could Potentially be Issued
2014 LTC Plan
RTSR performance condition	$20.16	—	69
ROIC performance condition	$14.35	—	69
2013 LTC Plan
RTSR performance condition	$24.74	—	46
ROIC performance condition	$16.29	—	46
The grant date fair values of PSU awards containing the RTSR performance condition were estimated using a Monte Carlo simulation with the following assumptions:

	2014	2013
Grant Date Fair Value per Share Unit	$20.16	$24.74
Expected volatility	40.8%	59.5%
Risk-free interest rate	0.79%	0.38%
Expected life (in years)	2.77	2.82
Expected dividend yield	—	—
The grant date fair values for PSU awards subject to the ROIC performance condition were established using the market price of the Company's common stock on the date of grant.
Final award vesting and distribution of performance awards at December 31, 2015 that were granted under the 2013 LTC Plan was determined based on the Company's actual performance versus the target goals for a three-year consecutive period (as defined in the 2013 Plan). Refer to the table above for the number of shares expected to be issued under 2013 LTC Plan. The unrecognized compensation cost as of December 31, 2015 associated with the 2014 LTC Plan performance share units is $219.

EXHIBIT 99.3

Stock Options
In addition to the stock options granted under the 2015 STI Plan, the Company granted 583 stock options under the 2015 LTC Plan which vest in three equal installments during 2016, 2017 and 2018. The first installment will be exercisable 12 months after the date of grant and the remaining installments will be exercisable on February 25, 2017 and February 25, 2018, except for awards granted to the Company's President and Chief Executive Officer which become exercisable on April 17, 2017 and April 18, 2018. The strike price was equal to the closing price of the Company's stock on the date of grant. The term of the options is 10 years from the date of grant.
The weighted average grant date fair value of $2.05 per share for the options granted under the 2015 LTC Plan was estimated using the Black-Scholes option-pricing model with the following assumptions:

Expected volatility	55.7%
Risk-free interest rate	1.8%
Expected life (in years)	5.8
Expected dividend yield	—

A summary of stock option activity under all stock-based compensation plans is as follows:

	Shares	Weighted Average Exercise Price	Intrinsic Value	Weighted Average Remaining Contractual Life
Stock options outstanding at January 1, 2015	82	$13.62
Granted	707	$3.92
Exercised	—	$—
Forfeited	(64)	$5.03
Expired	(34)	$14.77
Stock options outstanding at December 31, 2015	691	$4.43	$—	9.2 years
Stock options exercisable at December 31, 2015	40	$12.79	$—	2.2 years
Stock options vested or expected to vest as of December 31, 2015	530	$4.59	$—	9.0 years
The total intrinsic value of options exercised during the years ended December 31, 2014 and 2013 was $56 and $914, respectively. There were no options exercised during the year ended December 31, 2015. The unrecognized compensation cost associated with stock options as of December 31, 2015 was $818.
(10) Employee Benefit Plans
Pension Plans
Certain employees of the Company are covered by Company-sponsored pension plans and a supplemental pension plan (collectively, the “pension plans”). These pension plans are defined benefit, noncontributory plans. Benefits paid to retirees are based upon age at retirement, years of credited service and average earnings. The Company also has a supplemental pension plan, which is a non-qualified, unfunded plan. The Company uses a December 31 measurement date for the pension plans.
The Company-sponsored pension plans are frozen for all employees except for employees represented by the United Steelworkers of America. The assets of the Company-sponsored pension plans are maintained in a single trust account.
The Company’s funding policy is to satisfy the minimum funding requirements of the Employee Retirement Income Security Act of 1974, commonly called ERISA.
In conjunction with the restructuring activities in the second quarter of 2015, the Company recorded a pension curtailment charge of $2,923 and a pension settlement charge of $3,915 in the year ended December 31, 2015 related to the company-sponsored defined benefit plans.

EXHIBIT 99.3

Components of net periodic pension plans cost were as follows:

	2015	2014	2013
Service cost	$549	$453	$699
Interest cost	6,938	6,885	6,327
Expected return on assets	(9,395)	(8,381)	(9,278)
Amortization of prior service cost	244	282	322
Amortization of actuarial loss	4,018	1,717	1,942
Settlement charge	3,915	—	—
Curtailment charge	2,923	—	—
Net periodic pension plans cost	$9,192	$956	$12
The expected amortization of pension prior service cost and actuarial loss for the next fiscal year are $200 and $1,832, respectively.
The status of the pension plans at December 31, 2015 and 2014 were as follows:

	2015	2014
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$193,322	$156,989
Service cost	549	453
Interest cost	6,938	6,885
Settlement gain	(2,162)	—
Curtailment loss	2,154	—
Plan change	—	719
Benefit payments	(25,383)	(7,587)
Actuarial (gain) loss	(12,477)	35,863
Projected benefit obligation at end of year	$162,941	$193,322
Change in plan assets:
Fair value of plan assets at beginning of year	$183,671	$168,408
Actual (loss) return on assets	(4,140)	22,521
Employer contributions	358	329
Benefit payments	(25,383)	(7,587)
Fair value of plan assets at end of year	$154,506	$183,671
Funded status – net liability	$(8,435)	$(9,651)
Amounts recognized in the Consolidated Balance Sheets consist of:
Prepaid pension cost	$8,422	$7,092
Accrued liabilities	(362)	(322)
Pension benefit obligations	(16,495)	(16,421)
Net amount recognized	$(8,435)	$(9,651)
Pre-tax components of accumulated other comprehensive loss:
Unrecognized actuarial loss	$(35,972)	$(45,009)
Unrecognized prior service cost	(717)	(1,731)
Total	$(36,689)	$(46,740)
Accumulated benefit obligation	$162,290	$192,638
For the plans with an accumulated benefit obligation in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $62,953, $62,302 and $46,096, respectively, at December 31, 2015 and $66,341, $65,657 and $49,598, respectively, at December 31, 2014.

EXHIBIT 99.3

The assumptions used to measure the projected benefit obligations for the Company’s defined benefit pension plans were as follows:

	2015	2014
Discount rate	4.00%	3.75%
Projected annual salary increases	0 - 3.00%	0 - 3.00%
The assumptions used to determine net periodic pension cost were as follows:

	2015	2014	2013
Discount rate	3.50 - 3.75%	4.50%	3.50 - 3.75%
Expected long-term rate of return on plan assets	5.25%	5.25%	5.25%
Projected annual salary increases	0 - 3.00%	0 - 3.00%	0 - 3.00%
During the fourth quarter of 2015, the Company changed the methodology used to estimate the service and interest cost components of net periodic pension cost and net periodic postretirement benefit cost for the Company’s pension and other postretirement benefit plans. Previously, the Company estimated such cost components utilizing a single weighted-average discount rate derived from the market-observed yield curves of high-quality fixed income securities used to measure the pension benefit obligation and accumulated postretirement benefit obligation. The new methodology utilizes a full yield curve approach in the estimation of these cost components by applying the specific spot rates along the yield curve to their underlying projected cash flows and provides a more precise measurement of service and interest costs by improving the correlation between projected cash flows and their corresponding spot rates. The change does not affect the measurement of the Company’s pension obligation or accumulated postretirement benefit obligation. The Company has accounted for this change as a change in accounting estimate and it will be applied prospectively starting in 2016. The adoption of the spot rate approach is expected to decrease the service cost and interest cost components of net periodic pension and postretirement benefit costs by approximately $1,200 in 2016.
The Company’s expected long-term rate of return on plan assets is derived from reviews of asset allocation strategies and historical and anticipated future long-term performance of individual asset classes. The Company’s analysis gives consideration to historical returns and long-term, prospective rates of return.
The Company’s pension plan assets are allocated entirely to fixed income securities at December 31, 2015 and 2014.
The Company’s pension plans’ funds are managed in accordance with investment policies recommended by its investment advisor and approved by the Human Resources Committee of the Board of Directors. The overall target portfolio allocation is 100% fixed income securities. These funds’ conformance with style profiles and performance is monitored regularly by management, with the assistance of the Company’s investment advisor. Adjustments are typically made in the subsequent quarters when investment allocations deviate from the target range. The investment advisor provides quarterly reports to management and the Human Resources Committee of the Board of Directors.
The fair values of the Company’s pension plan assets fall within the following levels of the fair value hierarchy as of December 31, 2015:

	Level 1	Level 2	Level 3	Total
Fixed income securities (a)	$16,028	$137,943	$—	$153,971
Accounts receivable – pending trades				535
Total				$154,506
(a) Fixed income securities are comprised of corporate bonds (96%), government agencies securities (2%) and other fixed income securities (2%).

EXHIBIT 99.3

The fair values of the Company’s pension plan assets fall within the following levels of the fair value hierarchy as of December 31, 2014:

	Level 1	Level 2	Level 3	Total
Fixed income securities (b)	$15,839	$167,882	$—	$183,721
Accounts payable – pending trades				(50)
Total				$183,671
(b) Fixed income securities are comprised of corporate bonds (75%), government bonds (17%), government agencies securities (4%) and other fixed income securities (4%).
The estimated future pension benefit payments are:

2016	$8,193
2017	8,554
2018	8,786
2019	8,974
2020	9,181
2021 — 2025	48,380
The Company was party to a multi-employer pension plan in Ohio. In connection with the April 2015 restructuring plan, the Company has stated its intention to withdraw from the Ohio multi-employer pension plan. The liability associated with the withdrawal from this plan is estimated by the Company to be $5,500 at December 31, 2015 and has been charged to restructuring expense (income) in the Consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2015. The Company incurred a withdrawal liability of $720 which was charged to restructuring expense (income) in the Consolidated Statement of Operations and Comprehensive Loss for the year ended December 31, 2013 related to its 2013 restructuring activities and subsequent withdrawal from a multi-employer pension plan for employees of a plant closed in California.
Postretirement Plan
The Company also provides declining value life insurance to its retirees and a maximum of three years of medical coverage to qualified individuals who retire between the ages of 62 and 65. The Company does not fund these benefits in advance, and uses a December 31 measurement date.
Components of net periodic postretirement plan (benefit) cost for 2015, 2014 and 2013 were as follows:

	2015	2014	2013
Service cost	$83	$56	$153
Interest cost	79	76	148
Amortization of actuarial gain	(197)	(336)	(23)
Net periodic postretirement plan (benefit) cost	$(35)	$(204)	$278
The expected amortization of actuarial gain for the next fiscal year is insignificant.

EXHIBIT 99.3

The status of the postretirement plan at December 31, 2015 and 2014 was as follows:

	2015	2014
Change in accumulated postretirement benefit obligations:
Accumulated postretirement benefit obligation at beginning of year	$2,552	$1,977
Service cost	83	56
Interest cost	79	76
Benefit payments	(202)	(224)
Actuarial loss (gain)	(85)	667
Accumulated postretirement benefit obligation at end of year	$2,427	$2,552
Funded status – net liability	$(2,427)	$(2,552)
Amounts recognized in the Consolidated Balance Sheets consist of:
Accrued liabilities	$(246)	$(226)
Postretirement benefit obligations	(2,181)	(2,326)
Net amount recognized	$(2,427)	$(2,552)
Pre-tax components of accumulated other comprehensive loss:
Unrecognized actuarial gain	$2,024	$2,137
Total	$2,024	$2,137
The assumed health care cost trend rates for medical plans at December 31 were as follows:

	2015	2014	2013
Medical cost trend rate	6.50%	7.00%	7.50%
Ultimate medical cost trend rate	5.00%	5.00%	5.00%
Year ultimate medical cost trend rate will be reached	2019	2019	2019
A 1% increase in the health care cost trend rate assumptions would have increased the accumulated postretirement benefit obligation at December 31, 2015 by $103 with no significant impact on the annual periodic postretirement benefit cost. A 1% decrease in the health care cost trend rate assumptions would have decreased the accumulated postretirement benefit obligation at December 31, 2015 by $95 with no significant impact on the annual periodic postretirement benefit cost.
The weighted average discount rate used to determine the net periodic postretirement benefit costs and the accumulated postretirement benefit obligations were as follows:

	2015	2014	2013
Net periodic postretirement benefit costs	3.25%	4.00%	3.50%
Accumulated postretirement benefit obligations	3.50%	3.25%	4.00%
Retirement Savings Plans
The Company’s retirement savings plan for U.S. employees includes features under Section 401(k) of the Internal Revenue Code. The Company provides a 401(k) matching contribution of 100% of each dollar on eligible employee contributions up to the first 6% of the employee’s pre-tax compensation. Company contributions cliff vest after two years of employment.
Effective July 1, 2012, the Company's 401(k) plan was amended to include the U.S. employees of Tube Supply. Employees were eligible to participate in the Company's 401(k) plan immediately. Tube Supply's existing plan assets were rolled over into the Company's 401(k) plan during 2012 as a result of this amendment.
The amounts expensed by the Company relating to its 401(k) plan and other international retirement plans were $3,386, $3,296 and $3,818 for the years ended December 31, 2015, 2014 and 2013, respectively.

EXHIBIT 99.3

(11) Restructuring Activity
The Company has implemented several restructuring plans over the last several years in an effort to adapt operations to market conditions. In the second quarter of 2015, the Company announced further organizational changes including further workforce reductions and the consolidation of more facilities in locations deemed to have redundant operations. Similar to the restructuring activities of 2013 and 2014, the consolidations and organizational changes announced in 2015 are part of the Company's overall plan to streamline the organizational structure, lower structural operating costs, and increase liquidity.
The Company incurred the following restructuring expense (income) during the years ended December 31, 2015, 2014 and 2013:

	Year Ended December 31,
	2015	2014	2013
Employee termination and related benefits (a)	$17,012	$937	$2,702
Lease termination costs	444	186	1,448
Moving costs associated with plant consolidations	5,711	1,450	4,487
Professional fees	1,804	—	—
Gain on sale of fixed assets	(15,963)	(5,533)	—
Other exit costs	—	—	366
Total expense (income)	$9,008	$(2,960)	$9,003
(a) Employee termination and related benefits primarily consists of severance and pension related costs. Included in the year ended December 31, 2015 was a pension curtailment charge of $2,923, a pension settlement charge of $3,915, and an estimated pension withdrawal liability charge of $5,500 associated with the Company’s withdrawal from a multi-employer plan. Included in the year ended December 31, 2013 was a multi-employer pension withdrawal liability charge of $720.
Restructuring activity during the year ended December 31, 2015 that was associated with the April 2015 restructuring plan included employee termination and related benefits related to workforce reductions, lease termination costs, moving costs associated with plant consolidations, a gain on the sale of buildings and equipment, and professional fees. Also, in conjunction with the April 2015 plan, the Company recorded charges of $25,656 for inventory which was identified to be scrapped or written down. Management decided it was more economically feasible to scrap aged material as opposed to expending the time and effort to sell such material in the normal course. The charge includes a provision for small pieces of inventory at closing branches which will not be moved, as well as, provisions for excess inventory levels based on estimates of current and future market demand. The inventory charge is reported in cost of materials in the Consolidated Statement of Operations and Comprehensive Loss for the year ended December 31, 2015.
Restructuring activity during the year ended December 31, 2014 consisted of a gain on the sale of fixed assets in Houston where the Company completed a plant consolidation, partially offset by employee termination and related benefits for the workforce reductions announced in June 2014, moving costs associated with plant consolidations announced in October 2013 and lease termination costs related to the restructuring activities announced in January 2013. All of the June 2014 announced restructuring activities are complete.
Restructuring activity during the year ended December 31, 2013 consisted of moving costs, employee termination and related benefits related to workforce reductions, lease termination costs, and other exit costs associated with the plant consolidations announced in January 2013 and October 2013. Included in the 2013 restructuring activity was a charge of $1,236 for the write-off of small pieces of inventory at closing branches which could not be moved. The inventory charge is reported in cost of materials in the Consolidated Statement of Operations and Comprehensive Loss for the year ended December 31, 2013. The January 2013 and October 2013 announced restructuring activities are complete.
For the year ended December 31, 2015, the Company recognized cumulative charges of $50,627 related to restructuring activity under its 2015 restructuring plan which is consistent with expectations.

EXHIBIT 99.3

Restructuring reserve activity for the years ended December 31, 2015, 2014 and 2013 is summarized below:

		Period Activity
	Balance January 1	Costs (gains)	Cash (payments) receipts	Impairment and non-cash settlements(c)	Balance December 31 (a)
2015 Activity:
Employee termination and related benefits (a) (c)	$—	$17,012	$(1,873)	$(6,838)	$8,301
Lease termination costs (b)	636	444	(848)	—	232
Moving costs associated with plant consolidations	—	5,711	(5,711)	—	—
Professional Fees	—	1,804	(1,804)	—	—
Gain on sale of fixed assets	—	(15,963)	15,963	—	—
Inventory adjustment	—	25,656	—	(25,656)	—
Total 2015 Activity	$636	$34,664	$5,727	$(32,494)	$8,533
2014 Activity:
Employee termination and related benefits	$129	$937	$(1,066)	$—	$—
Lease termination costs	921	186	(471)	—	636
Moving costs associated with plant consolidations	—	1,450	(1,450)	—	—
Gain on sale of fixed assets	—	(5,533)	5,533	—	—
Total 2014 Activity	$1,050	$(2,960)	$2,546	$—	$636
2013 Activity:
Employee termination and related benefits	$—	$2,702	$(2,573)	$—	$129
Lease termination costs	—	1,448	(527)	—	921
Moving costs associated with plant consolidations	—	4,487	(4,318)	(169)	—
Inventory adjustment	—	1,236	—	(1,236)	—
Other exit costs	—	366	(366)	—	—
Total 2013 Activity	$—	$10,239	$(7,784)	$(1,405)	$1,050
(a) As of December 31, 2015, the short-term employee termination and related benefits of $2,801 is included in accrued payroll and employee benefits in the Consolidated Balance Sheets and the long-term portion associated liability associated with the Company's withdrawal from a multi-employer pension plan of $5,500 is included in other non-current liabilities in the Consolidated Balance Sheets.
(b) Payments on certain of the lease obligations are scheduled to continue until 2016. Market conditions and the Company’s ability to sublease these properties could affect the ultimate charge related to the lease obligations. Any potential recoveries or additional charges could affect amounts reported in the consolidated financial statements of future periods. As of December 31, 2015, the lease termination costs restructuring liability of $232 is included in accrued and other current liabilities in the Consolidated Balance Sheets.
(c) Included in costs (gains) and non-cash settlements for 2015 restructuring activity are charges for pension curtailment and pension settlement of $2,923 and $3,915, respectively.
(12) Income Taxes
The components of loss from continuing operations before income taxes and equity in earnings (losses) of joint venture for the years ended December 31, 2015, 2014 and 2013 were as follows:

	2015	2014	2013
Domestic	$(201,375)	$(122,511)	$(68,626)
Non-U.S.	(33,550)	(30,841)	(5,133)

EXHIBIT 99.3

The provision (benefit) for income taxes for the years ending December 31, 2015, 2014 and 2013 consisted of the following components:

	2015	2014	2013
Federal
current	$—	$—	$(260)
deferred	(21,700)	(25,023)	(23,113)
State
current	70	32	990
deferred	(927)	(3,959)	(1,530)
Foreign
current	2,149	(1,898)	3,242
deferred	(3,162)	7,905	(4,227)
	$(23,570)	$(22,943)	$(24,898)

The items accounting for differences between the income tax provision (benefit) computed at the federal statutory rate and the provision for income taxes for the years ended December 31, 2015, 2014 and 2013 were as follows:

	2015	2014	2013
Federal income tax at statutory rates	$(82,226)	$(53,673)	$(25,816)
State income taxes, net of federal income tax benefits	(8,784)	(651)	(2,334)
Permanent items:
Dividends received deductions	—	—	(766)
Goodwill impairment	—	10,454	—
Other permanent differences	2,369	285	(124)
Federal and state income tax on joint venture	(558)	2,912	2,670
Rate differential on foreign income	3,305	11,512	812
Valuation allowance	63,511	4,888	—
Audit settlements	171	99	—
Other	(1,358)	1,231	660
Income tax (benefit) expense	$(23,570)	$(22,943)	$(24,898)
Effective income tax expense rate	10.0%	15.0%	33.8%

EXHIBIT 99.3

Significant components of deferred tax assets and liabilities of December 31, 2015 and 2014 are as follows:

	2015	2014
Deferred tax assets:
Pension and postretirement benefits	$4,139	$4,714
Deferred compensation	1,357	2,109
Restructuring related and other reserves	842	943
Alternative minimum tax and net operating loss carryforward	66,709	40,787
Intangible assets and goodwill	5,993	—
Other, net	3,399	1,833
Deferred tax assets before valuation allowance	82,439	50,386
Valuation allowance	(63,955)	(4,888)
Total deferred tax assets	$18,484	$45,498
Deferred tax liabilities:
Depreciation	$8,147	$9,857
Inventory	6,071	43,285
Intangible assets and goodwill	—	9,129
Convertible debt discount	4,075	5,644
Other, net	3,982	5,627
Total deferred tax liabilities	22,275	73,542
Net deferred tax liabilities	$3,791	$28,044

As of December 31, 2015, the Company had $144,542 of federal and $131,680 of state net operating loss carryforwards which will begin expiring in 2032 and 2017, respectively, $2,010 of federal credits which will carry forward for an indefinite period and $546 of state credit carryforwards which will begin expiring in 2024. The future utilization of a portion of the Company’s federal and state net operating losses is expected to be limited by Internal Revenue Service (“IRS”) Section 382 due to ownership changes in 2015; however, at this time that amount has not been quantified. As of December 31, 2015, the Company had of $28,769 foreign net operating loss carryforwards of which a significant portion of which carry forward for an indefinite period.

The Company has incurred significant losses in recent years. The Company’s operations in the United States and Canada continue to have cumulative pre-tax losses for the three-year period ended December 31, 2015. As a result of the Company now being in a net deferred tax asset position as of December 31, 2015 in these jurisdictions, coupled with the negative evidence of significant cumulative three-year pre-tax losses, the Company recognized a valuation allowance against its net deferred tax assets in the United States and Canada during the second and fourth quarter of 2015, respectively.

The Company continues to maintain valuation allowances against substantially all foreign deferred tax assets to reduce those deferred tax assets to amounts that are realizable either through future reversals of existing taxable temporary differences or through taxable income in carryback years for the applicable jurisdictions.

EXHIBIT 99.3

Activity in the Company's valuation allowances for the U.S. and non-U.S. operations were as follows for the years ended December 31, 2015, 2014 and 2013:

	2015	2014	2013
Domestic
Balance, beginning of year	$—	$—	$—
Provision charged to expense	55,474	—	—
Balance, end of year	$55,474	$—	$—
Foreign
Balance, beginning of year	$4,888	$—	$—
Impact of foreign exchange on beginning of year balance	(553)	—	—
Provision charged to expense	4,146	4,888	—
Balance, end of year	$8,481	$4,888	$—

The Company is subject to taxation in the United States, state jurisdictions and foreign jurisdictions. Significant judgment is required in determining the worldwide provision for income taxes and recording the related income tax assets and liabilities. The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more-likely-than-not sustain the position following an audit. For tax positions meeting the more-likely-than-not criterion, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

In the ordinary course of business, the Company is subject to review by domestic and foreign taxing authorities, including the IRS. In general, the Company is no longer subject to audit by the IRS for tax years through 2011 and state, local or foreign taxing authorities for tax years through 2010. Various other taxing authorities are in the process of auditing income tax returns of the Company and its subsidiaries. The Company does not anticipate that any adjustments from the audits would have a material impact on its consolidated financial position, results of operations or cash flows.

In general, it is the practice and intention of the Company to reinvest the earnings of its non-U.S. subsidiaries in those operations. As of December 31, 2015, no provision has been made for U.S. income taxes and foreign withholding taxes related to the undistributed earnings of the Company's foreign subsidiaries of $51,584 because those undistributed earnings are indefinitely reinvested outside the United States. The actual U.S. tax cost would depend on income tax laws and circumstances at the time of distribution. Determination of the amount of unrecognized U.S. deferred tax liability related to the undistributed earnings of the Company's foreign subsidiaries is not practical due to the complexities associated with the calculation.

(13) Commitments and Contingent Liabilities
As of December 31, 2015, the Company had $10,092 of irrevocable letters of credit outstanding which primarily consisted of $5,000 for its new warehouse in Janesville, Wisconsin, $2,000 for collateral associated with commodity hedges and $1,842 for compliance with the insurance reserve requirements of its workers’ compensation insurance program.
As of December 31, 2015, the Company recognized a $7,500 non-cash charge for losses on firm purchase commitments related to inventory on order to its Edmonton and Houston facilities. The non-cash loss has been recorded to cost of materials in the Consolidated Statements of Operations and Comprehensive Loss.
The Company is party to a variety of legal proceedings and other claims, including proceedings by government authorities, which arise from the operation of its business. These proceedings are incidental and occur in the normal course of the Company's business affairs. The majority of these claims and proceedings relate to commercial disputes with customers, suppliers, and others; employment, including benefit matters; product quality; and environmental, health and safety claims. It is the opinion of management that the currently expected outcome of these proceedings and claims, after taking into account recorded accruals and the availability and limits of our insurance coverage, will not have a material adverse effect on the consolidated results of operations, financial condition or cash flows of the Company.

EXHIBIT 99.3

(14) Segment Reporting
Prior to the sale of TPI in March of 2016, the Company had two reportable segments consisting of its Plastics segment and its Metals segment. Subsequent to the sale of TPI, which represented the Company's Plastics segment in its entirety, the Company has only one reportable segment, Metals.
The Company’s marketing strategy focuses on distributing highly engineered specialty grades and alloys of metals as well as providing specialized processing services designed to meet very precise specifications. Core products include alloy, aluminum, stainless, nickel, titanium and carbon. Inventories of these products assume many forms such as plate, sheet, extrusions, round bar, hexagon bar, square and flat bar, tubing and coil. Depending on the size of the facility and the nature of the markets it serves, service centers are equipped as needed with bar saws, plate saws, oxygen and plasma arc flame cutting machinery, trepanning machinery, boring machinery, honing equipment, water-jet cutting, stress relieving and annealing furnaces, surface grinding equipment, CNC machinery and sheet shearing equipment. This segment also performs various specialized fabrications for its customers through pre-qualified subcontractors that thermally process, turn, polish, cut-to-length and straighten alloy and carbon bar.
The Company operates primarily in North America. No activity from any individual country outside the United States is material, and therefore, foreign activity is reported on an aggregate basis. Net sales are attributed to countries based on the location of the Company’s subsidiary that is selling direct to the customer. Company-wide geographic data as of and for the years ended December 31, 2015, 2014 and 2013 are as follows:

	2015	2014	2013
Net sales
United States	$422,122	$598,071	$682,946
All other countries	215,815	243,601	235,352
Total	$637,937	$841,672	$918,298
Long-lived assets
United States	$52,771	$50,986	55,879
All other countries	11,790	14,557	13,027
Total	$64,561	$65,543	68,906

(15) Guarantor Financial Information
The Company's Notes are guaranteed by certain 100% directly owned subsidiaries of the Company (the "Guarantors"). As of December 31, 2015, the Guarantors included TPI (legal entity and any remaining assets and liabilities subsequent to the sale of the TPI business as discussed in Note 2 - Discontinued Operation to the consolidated financial statements), Advanced Fabricating Technology, LLC, Keystone Tube Company, LLC and Paramont Machine Company, LLC, each of which fully and unconditionally guarantee the Senior Secured Notes on a joint and several basis.
The accompanying financial statements have been prepared and presented pursuant to Rule 3-10 of SEC Regulation S-X “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered.” The financial statements present condensed consolidating financial information for A. M. Castle & Co. (the "Parent"), the Guarantors, the non-guarantor subsidiaries (all other subsidiaries) and an elimination column for adjustments to arrive at the information for the Parent, Guarantors, and non-guarantors on a consolidated basis. The condensed consolidating financial information has been prepared on the same basis as the consolidated statements of the Parent. The equity method of accounting is followed within this financial information.
During the fourth quarter of 2015, the Company changed its method of accounting for U.S metals inventories, which were previously accounted for under LIFO method, to the average cost method. The change was applied retrospectively to the prior year financial information presented. See Note 1 - Basis of Presentation and Significant Accounting Policies in the consolidated financial statements for discussion of this accounting change and its related impact.

EXHIBIT 99.3

Condensed Consolidating Balance Sheet As of December 31, 2015

	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$1,220	$46	$9,834	$—	$11,100
Accounts receivable, less allowance for doubtful accounts	39,448	9	33,734	—	73,191
Receivables from affiliates	759	36	—	(795)	—
Inventories	150,809	—	65,349	(68)	216,090
Prepaid expenses and other current assets	3,996	—	6,774	—	10,770
Current assets of discontinued operations	—	37,140	—	—	37,140
Total current assets	196,232	37,231	115,691	(863)	348,291
Investment in joint venture	35,690	—	—	—	35,690
Intangible assets, net	10,116	—	134	—	10,250
Other non-current assets	11,642	—	4,622	(1,355)	14,909
Investment in subsidiaries	33,941	—	—	(33,941)	—
Receivables from affiliates	118,478	69,359	—	(187,837)	—
Property, plant and equipment, net	52,770	1	11,790	—	64,561
Noncurrent assets of discontinued operations	—	19,805	—	—	19,805
Total assets	$458,869	$126,396	$132,237	$(223,996)	$493,506
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$32,707	$—	$12,899	$—	$45,606
Payables due to affiliates	759	—	36	(795)	—
Other current liabilities	21,121	1,412	5,578	—	28,111
Current portion of long-term debt	6,980	—	32	—	7,012
Current liabilities of discontinued operations	—	11,158	—	—	11,158
Total current liabilities	61,567	12,570	18,545	(795)	91,887
Long-term debt, less current portion	310,599	—	15	—	310,614
Payables due to affiliates	—	14,123	173,715	(187,838)	—
Deferred income taxes	—	5,524	—	(1,355)	4,169
Other non-current liabilities	39,715	—	133	—	39,848
Stockholders’ equity (deficit)	46,988	94,179	(60,171)	(34,008)	46,988
Total liabilities and stockholders’ equity	$458,869	$126,396	$132,237	$(223,996)	$493,506

EXHIBIT 99.3

Condensed Consolidating Balance Sheet As of December 31, 2014 (as adjusted)

	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$511	$977	$6,966	$—	$8,454
Accounts receivable, less allowance for doubtful accounts	66,178	9	45,522	—	111,709
Receivables from affiliates	2,071	81	—	(2,152)	—
Inventories	265,012	—	75,366	(68)	340,310
Prepaid expenses and other current assets	2,805	—	8,506	—	11,311
Current assets of discontinued operations	—	39,647	—	—	39,647
Total current assets	336,577	40,714	136,360	(2,220)	511,431
Investment in joint venture	37,443	—	—	—	37,443
Intangible assets, net	42,772	—	13,783	—	56,555
Other non-current assets	11,588	—	996	—	12,584
Investment in subsidiaries	70,274	—	—	(70,274)	—
Receivables from affiliates	113,188	36,607	2,157	(151,952)	—
Property, plant and equipment, net	46,094	4,892	14,557	—	65,543
Noncurrent assets of discontinued operations	—	20,265	—	—	20,265
Total assets	$657,936	$102,478	$167,853	$(224,446)	$703,821
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$41,613	$—	$19,114	$—	$60,727
Payables due to affiliates	2,071	—	81	(2,152)	—
Other current liabilities	18,841	1,532	6,092	—	26,465
Current portion of long-term debt	691	—	46	—	737
Current liabilities of discontinued operations	—	9,588	—	—	9,588
Total current liabilities	63,216	11,120	25,333	(2,152)	97,517
Long-term debt, less current portion	300,474	—	2,050	—	302,524
Payables due to affiliates	—	5,581	146,371	(151,952)	—
Deferred income taxes	19,359	5,524	3,846	—	28,729
Other non-current liabilities	22,238	—	164	—	22,402
Stockholders’ equity	252,649	80,253	(9,911)	(70,342)	252,649
Total liabilities and stockholders’ equity	$657,936	$102,478	$167,853	$(224,446)	$703,821

EXHIBIT 99.3

Condensed Consolidating Statement of Operations and Comprehensive (Loss) Income For the year ended December 31, 2015

	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net Sales	$435,736	$—	$215,815	$(13,614)	$637,937
Costs and expenses:
Cost of materials (exclusive of depreciation and amortization)	408,400	—	186,424	(13,614)	581,210
Warehouse, processing and delivery expense	77,283	(1,992)	25,613	—	100,904
Sales, general and administrative expense	64,112	1	13,738	—	77,851
Restructuring expense (income)	21,953	(14,325)	1,380	—	9,008
Depreciation and amortization expense	19,035	276	4,007	—	23,318
Impairment of intangible assets	23,491	—	10,251	—	33,742
Total costs, expenses and (income)	614,274	(16,040)	241,413	(13,614)	826,033
Operating (loss) income	(178,538)	16,040	(25,598)	—	(188,096)
Interest expense, net	24,255	—	16,268	—	40,523
Other expense, net	—	—	6,306	—	6,306
(Loss) income before income taxes and equity in earnings (losses) of subsidiaries and joint venture	(202,793)	16,040	(48,172)	—	(234,925)
Income tax (benefit) expense	(25,594)	6,586	(4,562)	—	(23,570)
Equity in losses of subsidiaries	(29,683)	—	—	29,683	—
Equity in losses of joint venture	(1,426)	—	—	—	(1,426)
(Loss) income from continuing operations	(208,308)	9,454	(43,610)	29,683	(212,781)
Income from discontinued operations, net of income taxes	(1,457)	4,473	—	—	3,016
Net (loss) income	(209,765)	13,927	(43,610)	29,683	(209,765)

Comprehensive (loss) income:
Foreign currency translation adjustments	(6,642)	—	(6,642)	6,642	(6,642)
Change in unrecognized pension and postretirement benefit costs, net of tax	9,937	—	—	—	9,937
Other comprehensive (loss) income	3,295	—	(6,642)	6,642	3,295
Net (loss) income	(209,765)	13,927	(43,610)	29,683	(209,765)
Comprehensive (loss) income	$(206,470)	$13,927	$(50,252)	$36,325	$(206,470)

EXHIBIT 99.3

Condensed Consolidating Statement of Operations and Comprehensive (Loss) Income For the year ended December 31, 2014 (as adjusted)

	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net Sales	$609,507	$—	$243,658	$(11,493)	$841,672
Costs and expenses:
Cost of materials (exclusive of depreciation and amortization)	464,069	—	199,851	(11,493)	652,427
Warehouse, processing and delivery expense	101,473	(2,091)	27,314	—	126,696
Sales, general and administrative expense	71,659	—	22,503	—	94,162
Restructuring expense (income)	(3,184)	—	224	—	(2,960)
Depreciation and amortization expense	19,592	537	4,251	—	24,380
Impairment of goodwill	41,308	—	14,852	—	56,160
Total costs, expenses and (income)	694,917	(1,554)	268,995	(11,493)	950,865
Operating (loss) income	(85,410)	1,554	(25,337)	—	(109,193)
Interest expense, net	24,946	—	14,890	—	39,836
Other expense, net	—	—	4,323	—	4,323
(Loss) income before income taxes and equity in earnings (losses) of subsidiaries and joint venture	(110,356)	1,554	(44,550)	—	(153,352)
Income tax (benefit) expense	(27,411)	350	4,323	(205)	(22,943)
Equity in losses of subsidiaries	(43,422)	—	—	43,422	—
Equity in earnings of joint venture	7,691	—	—	—	7,691
(Loss) income from continuing operations	(118,676)	1,204	(48,873)	43,627	(122,718)
Income from discontinued operations, net of income taxes	(712)	4,042	—	—	3,330
Net (loss) income	(119,388)	5,246	(48,873)	43,627	(119,388)

Comprehensive (loss) income:
Foreign currency translation adjustments	(5,377)	—	(5,377)	5,377	(5,377)
Change in unrecognized pension and postretirement benefit costs, net of tax	(12,996)	—	—	—	(12,996)
Other comprehensive loss	(18,373)	—	(5,377)	5,377	(18,373)
Net (loss) income	(119,388)	5,246	(48,873)	43,627	(119,388)
Comprehensive (loss) income	$(137,761)	$5,246	$(54,250)	$49,004	$(137,761)

EXHIBIT 99.3

Condensed Consolidating Statement of Operations and Comprehensive (Loss) Income For the year ended December 31, 2013 (as adjusted)

	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net Sales	$711,942	$—	$236,714	$(30,358)	$918,298
Costs and expenses:
Cost of materials (exclusive of depreciation and amortization)	536,926	—	185,605	(30,358)	692,173
Warehouse, processing and delivery expense	104,897	(2,629)	23,933	—	126,201
Sales, general and administrative expense	72,060	—	23,150	—	95,210
Restructuring expense (income)	7,006	—	1,997	—	9,003
Depreciation and amortization expense	19,977	545	4,057	—	24,579
Total costs, expenses (income)	740,866	(2,084)	238,742	(30,358)	947,166
Operating income (loss)	(28,924)	2,084	(2,028)	—	(28,868)
Interest expense, net	25,579	—	14,782	—	40,361
Loss on extinguishment of debt	2,606	—	—	—	2,606
Other expense, net	—	—	1,924	—	1,924
(Loss) income before income taxes and equity in earnings (losses) of subsidiaries and joint venture	(57,109)	2,084	(18,734)	—	(73,759)
Income tax (benefit) expense	(19,708)	593	(5,783)	—	(24,898)
Equity in losses of subsidiaries	(8,938)	—	—	8,938	—
Equity in earnings of joint venture	6,987	—	—	—	6,987
(Loss) income from continuing operations	(39,352)	1,491	(12,951)	8,938	(41,874)
Income from discontinued operations, net of income taxes	(181)	2,522	—	—	2,341
Net (loss) income	(39,533)	4,013	(12,951)	8,938	(39,533)

Comprehensive (loss) income:
Foreign currency translation adjustments	(2,295)	—	(2,295)	2,295	(2,295)
Change in unrecognized pension and postretirement benefit costs, net of tax	4,623	—	—	—	4,623
Other comprehensive (loss) income	2,328	—	(2,295)	2,295	2,328
Net (loss) income	(39,533)	4,013	(12,951)	8,938	(39,533)
Comprehensive (loss) income	$(37,205)	$4,013	$(15,246)	$11,233	$(37,205)

EXHIBIT 99.3

Condensed Consolidating Statement of Cash Flows For the year ended December 31, 2015

	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating activities:
Net (loss) income	$(209,765)	$13,927	$(43,610)	$29,683	$(209,765)
Less: Income from discontinued operations, net of income taxes	(1,457)	4,473	—	—	3,016
(Loss) income from continuing operations	(208,308)	9,454	(43,610)	29,683	(212,781)
Equity in losses of subsidiaries	29,683	—	—	(29,683)	—
Adjustments to reconcile net (loss) income to cash (used in) from operating activities	172,760	(14,738)	22,005	—	180,027
Net cash from (used in) from operating activities of continuing operations	(5,865)	(5,284)	(21,605)	—	(32,754)
Net cash from (used in) operating activities of discontinued operations	—	10,621	—	—	10,621
Net cash (used in) from operating activities	(5,865)	5,337	(21,605)	—	(22,133)
Investing activities:
Capital expenditures	(4,274)	(1,079)	(1,818)	—	(7,171)
Proceeds from sale of property, plant and equipment	8,520	20,100	11	—	28,631
Net advances to subsidiaries	(5,291)	—	—	5,291	—
Net cash from (used in) investing activities of continuing operations	(1,045)	19,021	(1,807)	5,291	21,460
Net cash from (used in) investing activities of discontinued operations	—	(1,079)	—	—	(1,079)
Net cash from (used in) investing activities	(1,045)	17,942	(1,807)	5,291	20,381
Financing activities:
Proceeds from long-term debt	967,035	—	—	—	967,035
Repayments of long-term debt	(958,916)	—	(2,046)	—	(960,962)
Net intercompany (repayments) borrowings	—	(24,210)	29,501	(5,291)	—
Other financing activities, net	(500)	—	—	—	(500)
Net cash from (used in) financing activities	7,619	(24,210)	27,455	(5,291)	5,573
Effect of exchange rate changes on cash and cash equivalents	—	—	(1,175)	—	(1,175)
Net change in cash and cash equivalents	709	(931)	2,868	—	2,646
Cash and cash equivalents - beginning of year	511	977	6,966	—	8,454
Cash and cash equivalents - end of year	$1,220	$46	$9,834	$—	$11,100

EXHIBIT 99.3

Condensed Consolidating Statement of Cash Flows For the year ended December 31, 2014 (as adjusted)

	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating activities:
Net (loss) income	$(119,388)	$5,246	$(48,873)	$43,627	$(119,388)
Less: Income from discontinued operations, net of income taxes	(712)	4,042	—	—	3,330
(Loss) income from continuing operations	(118,676)	1,204	(48,873)	43,627	(122,718)
Equity in losses of subsidiaries	43,422	—	—	(43,422)	—
Adjustments to reconcile net (loss) income to cash from (used in) operating activities	34,970	42	9,100	(205)	43,907
Net cash from (used in) from operating activities of continuing operations	(40,284)	1,246	(39,773)	—	(78,811)
Net cash from (used in) operating activities of discontinued operations	—	3,734	—	—	3,734
Net cash (used in) from operating activities	(40,284)	4,980	(39,773)	—	(75,077)
Investing activities:
Capital expenditures	(5,642)	(363)	(5,179)	—	(11,184)
Proceeds from sale of property, plant and equipment	7,464	—	—	—	7,464
Net advances to subsidiaries	(25,941)	—	—	25,941	—
Net cash from (used in) investing activities of continuing operations	(24,119)	(363)	(5,179)	25,941	(3,720)
Net cash from (used in) investing activities of discontinued operations	—	(1,167)	—	—	(1,167)
Net cash used in investing activities	(24,119)	(1,530)	(5,179)	25,941	(4,887)
Financing activities:
Proceeds from long-term debt	459,406	—	2,998	—	462,404
Repayments of long-term debt	(402,774)	—	(1,037)	—	(403,811)
Net intercompany (repayments) borrowings	—	(2,968)	28,909	(25,941)	—
Other financing activities, net	(393)	—	—	—	(393)
Net cash from (used in) financing activities	56,239	(2,968)	30,870	(25,941)	58,200
Effect of exchange rate changes on cash and cash equivalents	—	—	(611)	—	(611)
Net change in cash and cash equivalents	(8,164)	482	(14,693)	—	(22,375)
Cash and cash equivalents - beginning of year	8,675	495	21,659	—	30,829
Cash and cash equivalents - end of year	$511	$977	$6,966	$—	$8,454

EXHIBIT 99.3

Condensed Consolidating Statement of Cash Flows For the year ended December 31, 2013 (as adjusted)

	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating activities:
Net (loss) income	$(39,533)	$4,013	$(12,951)	$8,938	$(39,533)
Less: Income from discontinued operations, net of income taxes	(181)	2,522	—	—	2,341
(Loss) income from continuing operations	(39,352)	1,491	(12,951)	8,938	(41,874)
Equity in earnings of subsidiaries	8,938	—	—	(8,938)	—
Adjustments to reconcile net (loss) income to cash from operating activities	92,055	330	20,384	—	112,769
Net cash from (used in) from operating activities of continuing operations	61,641	1,821	7,433	—	70,895
Net cash from (used in) operating activities of discontinued operations	—	3,490	—	—	3,490
Net cash from operating activities	61,641	5,311	7,433	—	74,385
Investing activities:
Capital expenditures	(6,700)	(43)	(3,438)	—	(10,181)
Proceeds from sale of property, plant and equipment	778	9	7	—	794
Net cash from (used in) investing activities of continuing operations	(5,922)	(34)	(3,431)	—	(9,387)
Net cash from (used in) investing activities of discontinued operations	—	(1,423)	—	—	(1,423)
Net cash used in investing activities	(5,922)	(1,457)	(3,431)	—	(10,810)
Financing activities:
Proceeds from long-term debt	115,300	—	—	—	115,300
Repayments of long-term debt	(166,190)	—	(4,155)	—	(170,345)
Net intercompany (repayments) borrowings	(1,896)	(4,262)	6,158	—	—
Other financing activities, net	1,636	—	(496)	—	1,140
Net cash from (used in) financing activities	(51,150)	(4,262)	1,507	—	(53,905)
Effect of exchange rate changes on cash and cash equivalents	—	—	(448)	—	(448)
Net change in cash and cash equivalents	4,569	(408)	5,061	—	9,222
Cash and cash equivalents - beginning of year	4,106	903	16,598	—	21,607
Cash and cash equivalents - end of year	$8,675	$495	$21,659	$—	$30,829

EXHIBIT 99.3

(16) Subsequent Events
On February 22, 2016, the Company announced the sale of the inventory at its Houston and Edmonton facilities that primarily service the oil and gas industries to an unrelated third party. Net proceeds of the transaction were $27,100, with 90% of the gross consideration paid at closing, and the remainder, subject to certain adjustments, payable by December 31, 2016. The Company has further plans to sell the equipment at the Houston and Edmonton facilities and then close these facilities in 2016. As part of the transaction, the buyer will also purchase the trade name rights to the Tube Supply brand.
On March 11, 2016, the Company entered into an asset purchase agreement with an unrelated third-party for the sale of its wholly-owned subsidiary, TPI. The aggregate sales price of the transaction, which is subject to a typical working capital adjustment, is approximately $55,000.

EXHIBIT 99.3

(17) Selected Quarterly Data (Unaudited)
During the fourth quarter of 2015, the Company changed its method of accounting for U.S metals inventories, which were previously accounted for under LIFO method, to the average cost method. The change was applied retrospectively to the prior year and prior quarter financial information presented. See Note 1 - Basis of Presentation and Significant Accounting Policies in the consolidated financial statements for discussion of this accounting change and its related impact.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2015
Net sales	$188,540	$166,328	$150,571	$132,498
Gross profit (a)	14,700	(19,080)	3,712	(66,827)

Loss from continuing operations	(15,662)	(47,095)	(28,772)	(121,252)
Income from discontinued operations, net of income taxes	535	843	955	683
Net loss (b)	(15,127)	(46,252)	(27,817)	(120,569)
Basic earnings (loss) per common share:
Continuing operations	$(0.67)	$(2.01)	$(1.22)	$(5.14)
Discontinued operations	0.02	0.04	0.04	0.03
Net basic loss per common share	$(0.65)	$(1.97)	$(1.18)	$(5.11)
Diluted earnings (loss) per common share:
Continuing operations	$(0.67)	$(2.01)	$(1.22)	$(5.14)
Discontinued operations	0.02	0.04	0.04	0.03
Net diluted loss per common share	$(0.65)	$(1.97)	$(1.18)	$(5.11)
2014
Net sales	$219,063	$214,095	$210,682	$197,832
Gross profit (a)	15,455	8,522	14,354	(162)

Loss from continuing operations	(15,563)	(68,061)	(8,852)	(30,242)
Income from discontinued operations, net of income taxes	953	995	824	558
Net loss (b)	(14,610)	(67,066)	(8,028)	(29,684)
Basic earnings (loss) per common share:
Continuing operations	$(0.67)	$(2.91)	$(0.38)	$(1.29)
Discontinued operations	0.04	0.04	0.04	0.02
Net basic loss per common share	$(0.63)	$(2.87)	$(0.34)	$(1.27)
Diluted earnings (loss) per common share:
Continuing operations	$(0.67)	$(2.91)	$(0.38)	$(1.29)
Discontinued operations	0.04	0.04	0.04	0.02
Net diluted loss per common share	$(0.63)	$(2.87)	$(0.34)	$(1.27)
(a) Gross profit equals net sales less cost of materials, warehouse, processing, and delivery costs and depreciation and amortization expense.
(b) Results include restructuring expense (income) for all quarters presented (see Note 11 - Restructuring Activity), a $33,742 impairment of intangible assets charge and a $61,472 charge for the write-down of inventory and purchase commitments in the fourth quarter of 2015, and a $56,160 goodwill impairment charge for second quarter of 2014.

EXHIBIT 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of A.M. Castle & Co.

Oak Brook, Illinois

We have audited the accompanying consolidated balance sheets of A.M. Castle & Co. and subsidiaries (the "Company") as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2015. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Kreher Steel Company, LLC, a 50% owned joint venture, the Company’s investment in which is accounted for by use of the equity method. The accompanying consolidated financial statements of the Company include its equity investment in Kreher Steel Company, LLC of $35,690 and $37,443 as of December 31, 2015 and 2014, respectively, and its equity earnings (loss) in Kreher steel Company, LLC of ($1,426), $7,691, and $6,987 for each of the three years in the period ended December 31, 2015. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Kreher Steel Company, LLC, is based solely on the report of the other auditors.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.
In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of A.M. Castle & Co. and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 1 to the consolidated financial statements, the Company has elected to change its method of inventory costing for its United States metals inventory from the last-in first-out method to the average cost method in 2015. Such change has been applied retrospectively to all periods presented.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2015, based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 15, 2016 expressed an unqualified opinion on the Company's internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Chicago, Illinois
March 15, 2016 (May 26, 2016 as to Note 2)

EXHIBIT 99.3

Kreher Steel Company, LLC and Subsidiaries CONSOLIDATED BALANCE SHEETS December 31,

	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$786,236	$1,091,123
Accounts receivable (net of allowance for doubtful accounts of $496,141 in 2015 and $485,172 in 2014)	13,370,464	25,686,268
Inventory, net	48,999,247	64,513,673
Deferred income taxes	1,902,878	1,153,708
Prepaid income taxes	941,317	566,087
Prepaid expenses and other current assets	644,708	667,768
Total current assets	66,644,850	93,678,627

Property and equipment
Land and building	14,786,040	14,785,593
Machinery and equipment	21,057,256	20,217,761
Furniture, fixtures and office equipment	2,119,716	2,160,436
Automobiles and trucks	1,112,225	1,106,946
Leasehold improvements	3,325,169	2,700,101
Construction in progress	769,113	345,996
	43,169,519	41,316,833
Less accumulated depreciation and amortization	20,504,836	18,620,949
Property and equipment, net	22,664,683	22,695,884
Deferred financing costs, net of amortization	69,672	76,290
Goodwill	—	3,525,247
Intangible assets, net	—	30,624
Other assets	42,730	49,633
Total assets	$89,421,935	$120,056,305

LIABILITIES AND MEMBER'S CAPITAL
Current liabilities
Current portion of capital lease obligations	$29,181	$17,816
Accounts payable	6,064,851	9,489,017
Accrued expenses	1,697,866	2,389,143
Total current liabilities	7,791,898	11,895,976
Revolving line of credit	9,000,000	33,100,000
Deferred income taxes, non-current	2,181,598	2,330,923
Long-term portion of capital lease obligations	105,205	38,741
Commitments and contingencies
Member's capital	70,343,234	72,690,665
Total liabilities and member's capital	$89,421,935	$120,056,305

The accompanying notes are an integral part of these statements.

EXHIBIT 99.3

Kreher Steel Company, LLC and Subsidiaries CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME Years ended December 31,

	2015	2014	2013
Net revenues	$160,103,637	$259,486,523	$230,350,590
Cost of sales	136,665,061	216,093,492	192,600,138
Gross profit	23,438,576	43,393,031	37,750,452
Operating expenses
Selling	11,533,549	13,670,360	12,466,985
General and administrative	11,583,469	10,263,243	8,956,275
Non cash goodwill impairment charge	3,525,247	—	—
Total operating expenses	26,642,265	23,933,603	21,423,260
(Loss) income from operations	(3,203,689)	19,459,428	16,327,192
Other (income) expense
Interest expense	433,323	343,640	397,256
Interest income	(104)	(2,985)	(155)
Other income, net	(40,028)	(191,268)	(190,593)
Net (loss) income before taxes	(3,596,880)	19,310,041	16,120,684
Income tax (benefit) provision	(720,690)	3,755,450	2,401,060
NET (LOSS) INCOME	(2,876,190)	15,554,591	13,719,624

Other comprehensive (loss) income
Foreign currency translation adjustment	1,191,356	(397,812)	(362,989)
COMPREHENSIVE (LOSS) INCOME	$(1,684,834)	$15,156,779	$13,356,635

The accompanying notes are an integral part of these statements.

EXHIBIT 99.3

Kreher Steel Company, LLC and Subsidiaries CONSOLIDATED STATEMENTS OF MEMBERS’ CAPITAL Three years ended December 31, 2015

				Accumulated
				other	Total
	Member's	Retained	Accumulated	comprehensive	member's
	contribution	earnings	distributions	income (loss)	capital
Balance at January 1, 2013, 400 units	1,802,319	116,660,961	(42,118,753)	15,544	76,360,071
Net income	—	13,719,624	—	—	13,719,624
Distributions	—	—	(7,925,562)	—	(7,925,562)
Foreign currency translation adjustment	—	—	—	(362,989)	(362,989)
Balance at December 31, 2013, 400 units	1,802,319	130,380,585	(50,044,315)	(347,445)	81,791,144
Net income	—	15,554,591	—	—	15,554,591
Distributions	—	—	(24,257,258)	—	(24,257,258)
Foreign currency translation adjustment	—	—	—	(397,812)	(397,812)
Balance at December 31, 2014, 400 units	1,802,319	145,935,176	(74,301,573)	(745,257)	72,690,665
Net loss	—	(2,876,190)	—	—	(2,876,190)
Distributions	—	—	(662,597)	—	(662,597)
Foreign currency translation adjustment	—	—	—	1,191,356	1,191,356
Balance at December 31, 2015, 400 units	$1,802,319	$143,058,986	$(74,964,170)	$446,099	$70,343,234

The accompanying notes are an integral part of these statements.

EXHIBIT 99.3

Kreher Steel Company, LLC and Subsidiaries CONSOLIDATED STATEMENTS OF CASH FLOWS Years ended December 31,

	2015	2014	2013
Cash flows from operating activities
Net (loss) income	$(2,876,190)	$15,554,591	$13,719,624
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation and amortization	2,389,751	2,293,664	2,216,894
Deferred taxes	(898,495)	(137,968)	(390,537)
Non cash goodwill impairment charge	3,525,247	—	—
Bad debt expense (adjustment)	54,497	48,602	(607,635)
(Gain) loss on sale of property and equipment	(11,020)	20,487	9,635
Changes in assets and liabilities
Accounts receivable	12,197,484	(1,835,526)	(5,400,225)
Inventory	14,828,506	(11,766,966)	13,591,901
Prepaid expenses and other assets	(363,953)	340,740	608,511
Accounts payable	(1,524,282)	891,895	(1,344,931)
Accrued expenses	(673,964)	553,598	(723,252)
Net cash provided by operating activities	26,647,581	5,963,117	21,679,985
Cash flows from investing activities
Purchases of property and equipment	(2,176,204)	(3,042,371)	(1,788,559)
Proceeds from sale of property and equipment	22,200	54,963	89,467
Net cash used in investing activities	(2,154,004)	(2,987,408)	(1,699,092)
Cash flows from financing activities
Repayment on revolving lines of credit	(27,300,060)	(7,700,000)	(25,100,000)
Borrowings on revolving lines of credit	3,200,000	28,500,000	13,400,000
Repayment on capital lease obligations and other debt	(33,513)	(1,858,365)	(211,648)
Distributions to member	(662,597)	(24,257,258)	(7,925,562)
Net cash used in financing activities	(24,796,170)	(5,315,623)	(19,837,210)
Effect of exchange rate changes on cash and cash equivalents	(2,294)	(68,313)	(17,688)
Net (decrease) increase in cash and cash equivalents	(304,887)	(2,408,227)	125,995
Cash and cash equivalents at beginning of year	1,091,123	3,499,350	3,373,355
Cash and cash equivalents at end of year	$786,236	$1,091,123	$3,499,350
Supplemental disclosures of cash flow information
Cash paid during the year for
Interest	$413,697	$243,487	$346,089
Income taxes, net of refunds	609,425	3,770,000	1,994,098
Supplemental disclosures of non-cash investing and financing activities
Acquisition of machinery and equipment through capital leases	$111,342	$—	$46,969
Acquisition of property and equipment through accounts payable	$31,823	$165,594	$19,320

The accompanying notes are an integral part of these statements.

EXHIBIT 99.3

NOTE A - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Company

Kreher Steel Company, LLC and Subsidiaries (the Company) was formed as a limited liability company (LLC) on January 11, 1996, and commenced business on May 1, 1996. The LLC member’s initial contribution consisted of the net assets of Kreher Steel Co., Inc.

The Company is a national distributor and processor of carbon and alloy steel bar products. The Company has locations throughout the United States and in Edmonton, Canada, and primarily sells in the vicinity of these locations.

Principles of Consolidation

The Company’s financial statements are presented on a consolidated basis and include its wholly owned subsidiaries, Kreher Wire Processing, Inc. and Special Metals, Inc., as well as a branch of Kreher Steel Company, LLC located in Edmonton, Canada. All intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents. The Company maintains cash balances at financial institutions in the United States of America that are insured by the Federal Deposit Insurance Corporation (FDIC). At December 31, 2015 and 2014, the Company had approximately $700,000 and $909,000, respectively, in excess of FDIC insured limits. The Company has not experienced any losses related to these balances, and management believes its credit risk to be minimal. At December 31, 2015 and 2014, the Company had approximately $163,000 and $339,000, respectively, of cash in foreign bank accounts. The Company’s cash in foreign bank accounts is insured up to $100,000.

Shipping and Handling Fees

For the years ended December 31, 2015, 2014 and 2013, shipping and handling costs billed to customers amounted to approximately $881,000, $1,859,000, and $1,174,000, respectively, and were included in selling expenses.

Financial Instruments and Risk Management

Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company’s customer base and their dispersion across different businesses and geographic areas. At December 31, 2015, 2014 and 2013, there were no individual customers that made up more than 10% of consolidated sales.

The Company’s financial instruments include cash equivalents, accounts receivable, accounts payable and notes payable. The carrying amounts of cash equivalents, accounts receivable, accounts payable and notes payable approximate fair value due to their short-term nature and variable interest rates paid.

EXHIBIT 99.3

The Financial Accounting Standards Board has established a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which give the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Prices for steel fluctuate based on worldwide production and, as a result, the Company is subject to the risk of future changing market prices. Furthermore, the Company purchased approximately 10%, 9%, and 7% of its inventory from foreign suppliers for the years ended December 31, 2015, 2014 and 2013, respectively.

	Fair value measures at
	December 31, 2015
	Significant unobservable inputs (Level 3)	Total losses
Nonrecurring fair value measurements
Goodwill (a)	$—	$3,523,247

(a) In accordance with Subtopic 350-20, goodwill with a carrying amount of $3,525,247 was written down to its implied fair value of $0, resulting in a full impairment charge, which was included in earnings for the year ended December 31, 2015.

Inventory

Inventory is valued at the lower of cost or market. Cost is determined by the specific identification method. The Company provides a reserve for obsolete and slow-moving inventory.

Changes in the Company’s inventory reserve are as follows at December 31:

	2015	2014

Beginning balance	$1,773,961	$1,828,606
(Adjustment) Provision	(76,504)	106,663
Write-offs	(15,813)	(161,308)

Total inventory reserve	$1,681,644	$1,773,961

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is based on the straight-line method and the estimated useful lives of the property and equipment. Depreciation of leasehold improvements is based on the estimated useful life or the term of the lease, whichever is shorter. The Company uses an accelerated

EXHIBIT 99.3

method of depreciation for tax purposes. Depreciation expense for December 31, 2015, 2014 and 2013, was approximately $2,359,000, $2,177,000, and $2,098,000, respectively.

Depreciable lives by asset classification are as follows:

Asset description	Life

Furniture and fixtures	5 - 7 years
Office equipment	5 - 7 years
Machinery and equipment	7 - 10 years
Automobiles and trucks	3 - 5 years
Building and leasehold improvements	7 - 40 years

Repairs and maintenance are charged to expense when incurred. Expenditures for improvements are capitalized. Upon sale or retirement, the related cost and accumulated depreciation or amortization are removed from the respective accounts, and any resulting gain or loss is included in operations.

Long-lived Assets

The Company reviews the carrying values of its long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. Any long-lived assets held for disposal are reported at the lower of their carrying amounts or fair value less cost to sell. There was a triggering event identified during the year ended December 31, 2015, which required an impairment analysis at Special Metals, Inc. Long-lived assets were determined to be not impaired at December 31, 2015. No triggering events were identified during the year ended December 31, 2014, that would require an impairment analysis. Additionally, no assets were held for disposal as of December 31, 2015 or 2014.

Goodwill and Intangible Assets

Goodwill represents the excess of purchase price paid over the fair values of net assets acquired and liabilities assumed in the Company’s acquisitions.

The carrying value of the Company's goodwill was $0 and $3,525,247 at December 31, 2015 and 2014 respectively. The Company reviews goodwill to assess recoverability from future operations on December 31 of each annual reporting period, and whenever events and circumstances indicate that the carrying values may not be recoverable. At the time of the review, the Company determines if it will first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in ASC 350.

When the two-step goodwill impairment test is performed, the Company evaluates the recoverability of goodwill by estimating the future reporting unit discounted cash flows. In determining the estimated future cash flows, the Company considers current and projected future levels of income as well as business trends and economic conditions. When the Company’s estimated fair value of the reporting unit is less than the carrying value, a second step of the impairment analysis is performed. In this second step, the implied fair value of goodwill is calculated as the excess of the fair value of a reporting unit over the fair values assigned to its assets and liabilities. If the implied fair value of goodwill is less than the carrying value of the reporting unit’s goodwill, the difference is recognized as an impairment loss.

The Company determined that a triggering event had occurred between December 31, 2014 and 2015 which required goodwill to be evaluated for impairment. As of September 30, 2015, the recoverability of all goodwill was evaluated by estimating future discounted cash flows. The Company recorded a noncash charge for the impairment of goodwill in the amount of $3,525,247 on both a pre-tax and after-tax basis. This impairment charge is classified as an operating expense in the statement of comprehensive (loss) income.

The key factor leading to the impairment of the Company’s goodwill was the continued downturn in the oil market due to overproduction in the world. The price of West Texas crude oil decreased from $93 per barrel to $45 per barrel at

EXHIBIT 99.3

September 30, 2014 and 2015, respectively. The extended downturn led to changes in assumptions regarding future cash flows which culminated in the goodwill impairment.

Intangible Assets

Intangible assets include non-competition agreements and non-contractual customer relationships. The fair value of identifiable intangible assets was estimated based on discounted future cash flow projections. Intangible assets are amortized on a straight-line basis over their estimated economic lives.

The Company evaluates the recoverability of identifiable assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to, a significant decrease in the market value of the asset, a significant adverse change in the extent or manner in which an asset is used or an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. All intangible assets were fully amortized as of December 31, 2015.

Revenue Recognition

Revenue from the sale of goods is recognized at the time of shipment, except for revenue from sales of products to certain customers whose contractual terms specify FOB destination. Revenue from sales of products to these customers is recognized at the time of receipt by the customer when title and risk of loss pass to the customer.

Accounts Receivable

Credit is extended based on an evaluation of a customer’s financial condition and, generally, collateral is not required. Accounts receivable are generally due within 30 days of the negotiated terms and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. The Company maintains reserves for potential losses on receivables and credits from its customers, and these losses have not exceeded management’s expectations. The Company determines its allowance for doubtful accounts by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

Economic Dependency - Major Suppliers

During the years ended December 31, 2015, 2014 and 2013, the Company purchased approximately 53%, 46% and 51%, respectively, of its materials from five suppliers.

Deferred Financing Costs

Deferred financing costs are amortized over the life of the underlying credit agreement or the expected remaining life of the underlying credit agreement.

Income Taxes

As an LLC, the Company is not subject to federal and state income taxes, and its income or loss is allocated to and reported in the tax returns of its member. Accordingly, no liability or provision for federal and state income taxes attributable to the LLC’s operations is included in the accompanying financial statements. The Company provides for income taxes for its wholly owned subsidiaries, Kreher Wire Processing, Inc. and Special Metals, Inc., which are subject to federal and state income taxes as they are structured as C corporations. Special Metals Canada, which is structured as a foreign branch of a domestic company, will pay federal and provincial taxes in Canada. The taxes paid will be reported to the member in order to claim foreign tax credits.

The Company applies a comprehensive model for the financial statement recognition, measurement, classification and disclosure of uncertain tax positions. In the first step of the two-step process, the Company evaluates the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. In the second step, the Company measures the tax benefit as the largest amount that is more than 50% likely of being

EXHIBIT 99.3

realized upon settlement. As of December 31, 2015 and 2014, the Company determined that there are no uncertain tax positions with a more than 50% likelihood of being realized upon settlement.

Advertising Costs

Advertising costs are charged to expense when the advertisement is first run. The Company expensed advertising costs of approximately $107,000, $140,000, and $158,000 in 2015, 2014 and 2013, respectively.

Reclassifications

Certain amounts from prior years have been reclassified to conform to the current year’s presentation. These reclassifications include netting member's contributions and treasury stock into a single line item in the statement of member's capital.

NOTE B - INTANGIBLE ASSETS

Intangible assets are amortized using the straight-line method, using the remaining useful life. At December 31, 2015, these intangible assets were fully amortized.

The following is a summary of intangible assets at December 31:

	2015	2014
Intangible assets
Finite life
Non-compete agreements	$220,000	$220,000
Non-contractual customer relationships	980,000	980,000

	1,200,000	1,200,000

Less accumulated amortization	1,200,000	1,169,376

Net intangible assets	$—	$30,624

Amortization expense related to identifiable intangible assets was $30,624, $122,496, and $122,496 for the years ended December 31, 2015, 2014 and 2013, respectively. The intangible assets related to the non-compete agreements and non-contractual customer relationships which became fully amortized during 2011 and 2015, respectively.

NOTE C - TRANSACTIONS WITH AFFILIATES

Included in accounts receivables at December 31, 2015 was approximately $1,000 due from companies related through common ownership. There were no accounts receivables from companies related through common ownership at December 31, 2014.

Included in accounts payable at December 31, 2015 and 2014, was approximately $49,000 and $17,000, respectively, due to companies related through common ownership.

Sales to and purchases from companies related through common ownership for the year ended December 31, 2015, were approximately $51,000 and $1,837,000, respectively, for the year ended December 31, 2014, were approximately $364,000 and $4,178,000, respectively, and for the year ended December 31, 2013, were approximately $118,000 and $1,226,000, respectively.

EXHIBIT 99.3

NOTE D - ALLOWANCE FOR DOUBTFUL ACCOUNTS

Changes in the Company’s allowance for doubtful accounts are as follows at December 31:

	2015	2014

Beginning balance	$485,172	$475,000
Bad debt expense	54,497	48,602
Recoveries	—	1,250
Accounts written off	(43,528)	(39,680)

Total allowance for doubtful accounts	$496,141	$485,172

NOTE E - DEBT

Debt as of December 31, 2015 and 2014, is as follows:

	2015	2014

Revolving line of credit	$9,000,000	$33,100,000

In April 2012, the Company entered into a new loan agreement. The loan named both the Company and its subsidiary, Special Metals, Inc., as co-borrowers. In June 2014, the Company amended the agreement to include Kreher Wire Processing, Inc. as a co-borrower. The loan is for $50,000,000, which can be increased to $65,000,000 in $5,000,000 increments. The interest charged on the loan is divided into the LIBOR portion and the prime rate portion. The outstanding balance on the LIBOR portion at a rate of 1.67% was $9,000,000 at December 31, 2015. There was no outstanding balance on the prime rate portion at December 31, 2015. The outstanding balance on the LIBOR portion at a rate of 1.42% was $29,000,000 at December 31, 2014. The outstanding balance on the prime rate portion at a rate of 3.25% was $4,100,000 at December 31, 2014. The loan is secured by the Company’s receivables, inventory and fixed assets. As of December 31, 2015, the Company’s debt of $9,000,000 is set to mature during the year ending December 31, 2019. The carrying value of debt approximates fair value given the variable nature of the interest rates.

The Company is in compliance with all covenants related to the revolving credit agreements and all other notes payable.

NOTE F - INCOME TAXES

As an LLC, the Company is not subject to federal and state income taxes, and its income or loss is allocated to and reported in the tax returns of its member. The Company provides for income taxes for its wholly owned subsidiaries, Kreher Wire Processing, Inc. and Special Metals, Inc., which are subject to federal and state income taxes. The Company also provides for federal and provincial taxes at Special Metals Canada, which is structured as a foreign branch of a domestic company. The taxes paid will be reported to the member in order to claim foreign tax credits.

EXHIBIT 99.3

The tax effect of temporary differences that give rise to deferred tax assets and liabilities as of December 31, 2015 and 2014, are as follows:

	2015	2014
Deferred tax assets
UNICAP	$1,524,318	$762,845
Accounts receivable and inventory reserves and other	378,560	390,863
Foreign currency unrealized loss	543,749	—

Total gross deferred tax assets	2,446,627	1,153,708

Valuation allowance	(543,749)	—

Total net deferred tax assets	1,902,878	1,153,708

Deferred tax liabilities
Amortization of intangibles	—	(12,250)
Depreciation and other	(2,181,598)	(2,318,673)

Total deferred tax liabilities	(2,181,598)	(2,330,923)

Net deferred tax liabilities	$(278,720)	$(1,177,215)

A valuation allowance is recoded when it is more likely than not that some or all deferred tax assets in a given jurisdiction will not be realized. Each year, the Company analyzes its deferred tax assets to determine if future recognition of the assets will be attained. This analysis considers all available positive and negative evidence, including past operating results, the existence of cumulative losses, and estimates of future taxable income. In estimating future taxable income, management develops assumptions, including the estimated amount of future pretax operating income, the reversal of temporary differences, the utilization of net operating losses carryforwards to offset taxable income, and the implementation of strategic initiatives. These assumptions require significant judgement involving estimates of future taxable income and are consistent with the plans and estimates the Company is using to manage the underlying business. Based on the available objective evidence per ASC 740 accounting standards, including the Company’s history of losses at their Edmonton Canada branch, it is more likely than not that the net deferred tax assets at the Company’s Canada branch will not be fully realizable. Accordingly, as prescribed by ASC 740, the Company provided for a full valuation allowance against the net deferred tax assets at the Company’s Canada branch as of December 31, 2015. As a results of this analysis, the Company recorded a valuation allowance of $543,749 at December 31, 2015.

The net current and non-current components of the deferred income taxes recognized in the balance sheets at December 31, 2015 and 2014, are as follows:

	2015	2014

Net current assets	$1,902,878	$1,153,708
Net long-term liabilities	(2,181,598)	(2,330,923)

Total net deferred tax liabilities	$(278,720)	$(1,177,215)

EXHIBIT 99.3

Income tax expense consists of the following components as of December 31:

	2015	2014	2013
Current
Federal	$308,379	$3,289,892	$2,553,576
State	107,995	593,421	212,006
Foreign	(238,569)	10,105	26,015
Deferred	(898,495)	(137,968)	(390,537)

Total income tax (benefit) expense	$(720,690)	$3,755,450	$2,401,060

The differences between the federal statutory rate of 34% and the effective rate are due to state income taxes, permanent deductions and the fact that no tax provisions are recorded for operations attributable to Kreher Steel Company, LLC in the accompanying financial statements. Tax years dated back to December 31, 2011, are open for federal and state tax audit purposes. The total effective rate of the subsidiaries at December 31, 2015, 2014 and 2013, was 20.0% 19.4%, and 14.9%, respectively.

A reconciliation of the effective income tax rate to the U.S. statutory tax rate is as follows:

	2015	2014	2013

U.S. statutory tax rate	34.0%	34.0%	34.0%
Non-taxable LLC income	30.3	(16.2)	(19.8)
Valuation allowance	(14.0)	—	—
State and local taxes - net of federal tax expense	(3.0)	3.1	1.6
Differences in foreign taxes	2.4	(0.1)	(0.1)
Goodwill impairment	(33.3)	—	—
Permanent and other	3.6	(1.4)	(0.8)

Effective tax rate	20.0%	19.4%	14.9%

NOTE G - COMMITMENTS

Operating Lease Commitments

The Company leases certain equipment and warehouse space under operating lease obligations with rent escalation clauses for the warehouse space only. Accordingly, the Company has recorded these lease obligations on a straight-line basis and recorded a deferred rent liability of approximately $31,000 and $28,000 for the years ended December 31, 2015 and 2014, respectively. Rent expense, net of sublease income for the years ended December 31, 2015, 2014 and 2013, was approximately $1,154,000, $1,220,000, and $1,335,000, respectively. The following shows minimum future rental payments for the next five years under these obligations:

Years ending December 31,

2016	$726,524
2017	545,329
2018	493,038
2019	240,945
2020 and thereafter	19,213

EXHIBIT 99.3

Capital Lease Commitments

In 2010, 2013 and 2015, Special Metals, Inc. entered into several lease agreements that met the criteria for capitalization. At December 31, 2015 and 2014, the gross amount of cost related to capital leases included in machinery and equipment was approximately $308,000 and $197,000, respectively. Related accumulated amortization at December 31, 2015 and 2014 was approximately $182,000 and $154,000, respectively. The total rental payments incurred for the years ended December 31, 2015, 2014 and 2013, were approximately $62,000, $44,000, and $57,000, respectively.

Total future capital lease obligations relating to the leases are as follows:

Years ending December 31,
2016	$52,189
2017	52,189
2018	43,086
2019	24,879
2020	5,569
Total future capital lease obligation payments	177,912
Less amounts representing interest	(43,526)
Present value of future capital lease obligation payments	$134,386

Health Insurance

The Company and its wholly owned subsidiary maintained a fully insured health insurance plan. On January 1, 2014, the Company and the wholly owned subsidiary changed to a partially self-funded plan under which the Company is self-insured to a maximum of $65,000 per individual per year. The maximum Company liability is approximately $2,556,000 for the group as a whole. Approximately $2,077,000, $1,977,000, and $2,060,000 was expensed in 2015, 2014 and 2013, respectively, under these plans. The Company has accrued approximately $298,000 and $306,000 for health insurance claims not processed at December 31, 2015 and December 31, 2014, respectively.

NOTE H - EMPLOYEE BENEFIT PLAN

The Company maintains a qualified plan under Section 401(k) of the Internal Revenue Code. This plan is available for all employees who have completed one year or more of continuous service. The plan allows employees to contribute an annual limit of the lesser of 60% of eligible compensation or $18,000 and $17,500 (the federal limit for 2015 and 2014, respectively). The Company has a non-discretionary match of 100%, up to 4% of what employees elect. The Company also has a profit-sharing match of $500 per participant, which is discretionary. This discretionary match was paid in 2015, 2014 and 2013. Participants are fully vested at all times in their contributions and become fully vested in the Company’s contributions over a defined period. Approximately $295,000, $301,000 and $276,000 was charged to expense for the years ended December 31, 2015, 2014 and 2013, respectively. The plan is responsible for costs associated with its administration.

The Company also maintains a qualified plan under Section 401(k) of the Internal Revenue Code at a wholly owned subsidiary. This plan is available for all employees who have completed one year or more of continuous service. The plan allows employees to contribute an annual limit of $18,000 and $17,500 (the federal limit for 2015 and 2014, respectively). The Company will match contributions at the discretion of management. The Company also has a discretionary profit-sharing contribution. Participants are fully vested in all contributions. During 2015, 2014 and 2013, approximately $5,000, $420,000 and $360,000, respectively, was charged to expense. The plan is responsible for costs associated with its administration.

EXHIBIT 99.3

NOTE I - CONTINGENCIES

The Company is subject to various legal proceedings that have arisen in the normal course of business. In the opinion of management, these actions, when concluded and determined, will not have a material adverse effect on the financial position or operations of the Company.

NOTE J - MEMBER’S CAPITAL

The Company is a single-member LLC and shall continue until December 31, 2045.

NOTE K - SUBSEQUENT EVENTS

The Company evaluated its December 31, 2015 financial statements for subsequent events through February 19, 2016, the date the financial statements were available to be issued. The Company is not aware of any subsequent events that would require recognition or disclosure in the financial statements.

EXHIBIT 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Kreher Steel Company, LLC

We have audited the accompanying consolidated balance sheets of Kreher Steel Company, LLC (a Delaware limited liability corporation) and subsidiaries (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive (loss) income, member’s capital, and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kreher Steel Company, LLC and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP
Grant Thornton LLP

Chicago, Illinois
February 19, 2016